UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BioMarin Pharmaceutical Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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BIOMARIN PHARMACEUTICAL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2010

Dear Stockholder:

Your are cordially invited to attend the Annual Meeting of the Stockholders of BioMarin Pharmaceutical Inc., a Delaware corporation (“BioMarin” or “the Company”). The Annual Meeting will be held on Wednesday, May 12, 2010 at 9:00 a.m. (Pacific Daylight Time), at the Inn Marin hotel, 250 Entrada Drive, Novato, California 94949 for the following purposes:

1.	To elect the Board’s seven nominees for director to the Board of Directors to serve until the next annual meeting and their successors are duly elected and qualified;

2.	To approve an amendment and restatement of the Company’s 2006 Share Incentive Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under the plan by 8,000,000 shares and make certain other modifications;

3.	To ratify the selection of KPMG LLP as the independent registered public accounting firm for BioMarin for the year ending December 31, 2010; and

4.	To transact such other business as properly may be brought before the Annual Meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 19, 2010 as the record date (the “Record Date”) for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof. A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the Company’s executive offices at 105 Digital Drive, Novato, California 94949 for a period of 10 days before the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. To ensure your representation at the Annual Meeting, you are urged to sign and date the attached Proxy Card and return it today in the enclosed pre-addressed postage-paid envelope. You may also vote by Internet voting or by telephone. Any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be

held on May 12, 2010.

The proxy statement and annual report to stockholders are available at: www.proxyvote.com.

If you have any questions or need assistance in voting your shares, please call the firm assisting the Company in the solicitation of proxies:

Morrow & Co., LLC 470 West Avenue

Stamford, CT 06902

1-800-607-0088

By Order of the Board of Directors

G. Eric Davis

Senior Vice President, General Counsel and Secretary

Novato, California

April 1, 2010

YOUR VOTE IS IMPORTANT. IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND DATE THE ATTACHED PROXY CARD AND RETURN IT IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR VOTE BY INTERNET OR TELEPHONE AS SOON AS POSSIBLE.

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, California 94949

Proxy Statement for 2010 Annual Meeting of Stockholders

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of BioMarin Pharmaceutical Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), for use at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 12, 2010 at 9:00 a.m. (Pacific Daylight Time), or at any continuation, adjournment or postponement of the Annual Meeting, for the purposes stated in this proxy statement and in the Notice of the Annual Meeting. The Annual Meeting will be held at the Inn Marin hotel, 250 Entrada Drive, Novato, California 94949. The Notice of the Annual Meeting and information about how to access copies of this solicitation material and our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the Securities and Exchange Commission (“SEC”) (“2009 Annual Report”) is available on the Internet. These materials will be made available to our stockholders on or about April 1, 2010. Stockholders may request that copies of the solicitation material and 2009 Annual Report be sent to them by mail. Instructions on how to receive such copies is provided in the notice. Notice is also being furnished to brokerage houses, fiduciaries, and custodians to forward to beneficial owners of our common stock held in their names on or about April 1, 2010. Our 2009 Annual Report is provided with this proxy statement.

Record Date; Outstanding Shares

The voting securities entitled to vote at the Annual Meeting consist of only shares of common stock. Only stockholders of record at the close of business on March 19, 2010 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 101,533,115 shares of BioMarin common stock, par value $0.001 per share, issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote.

Revocability of Proxies

A stockholder who signs and returns a Proxy Card, or who votes by Internet or telephone will have the power to revoke it at any time before it is voted. A proxy represented by a Proxy Card may be revoked by: (i) delivering to us at our mailing address appearing above (Attention: G. Eric Davis, Senior Vice President, General Counsel and Secretary) a written notice of revocation; or (ii) submitting a duly executed Proxy Card bearing a later date; (iii) re-voting through the Internet or by telephone (your latest Internet or telephone instructions submitted prior to the time the proxy is voted will be followed); or (iv) appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting in and of itself, without voting in person at the Annual Meeting, will not cause your previously granted proxy to be revoked. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank, or other nominee or, if you have obtained a legal proxy from your broker, bank, or other nominee giving you the right to vote your shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

Voting

Each stockholder is entitled to one vote for each share of common stock held. This includes shares held directly by stockholders of record and shares held through a stockbroker, bank, or nominee.

Solicitation of Proxies

This solicitation of proxies is made by us and all related costs, including expenses in connection with preparing and mailing this proxy statement, will be borne by us. Copies of solicitation material will be available on the Internet, and for those who requested solicitation material by mail, will be mailed directly to such stockholders, or as appropriate will be furnished to brokerage firms and other persons representing beneficial owners of shares. In addition, if asked, we will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses incurred by them in forwarding solicitation material to such beneficial owners. We have requested brokerage firms and other persons representing beneficial owners of shares to forward all solicitation materials to the beneficial owners of the shares they hold of record who requested copies by mail of such solicitation materials. Proxies may also be solicited by some of our directors, officers, and regular employees, without additional compensation. The original solicitation by Internet and mail may also be supplemented by telephone, facsimile, e-mail, and personal solicitation by these directors, officers, and employees.

We have retained Morrow & Co., LLC to assist us in the solicitation of proxies. We have agreed to pay customary fees to Morrow & Co. for its services in soliciting proxies, which we estimate will be $6,000, and have agreed to reimburse Morrow & Co. for reasonable out-of-pocket expenses for these services.

Quorum; Abstentions; Broker Non-Votes

Our Bylaws provide that a majority of all the shares of the common stock entitled to vote, whether present in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Broker non-votes are shares held in street name for which the broker has not received instructions from the beneficial owners or other persons entitled to vote and the broker does not have discretionary voting authority. Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present. If a quorum is not present or represented, then either the chairman of the Annual Meeting or the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, will have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than 30 days, or if after that adjournment a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned Annual Meeting shall be given to each stockholder of record entitled to vote at the adjourned Annual Meeting.

When proxies are properly executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by a valid proxy in response to this solicitation will be voted: (i) FOR the election of the seven nominees for director set forth herein; (ii) FOR approval of the proposed amendment and restatement of the Company’s 2006 Share Incentive Plan; and (iii) FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010. The Board knows of no other business that will be presented at the Annual Meeting. If, however, other matters are properly presented, the persons named in the enclosed Proxy Card will vote the shares represented thereby in accordance with their best judgment pursuant to the discretionary authority granted in the proxy.

If your shares are held in street name, your broker, bank, or nominee will include a voting instruction card with this proxy statement. You should vote your shares by following the instructions provided on the voting instruction card. Because of a change in New York Stock Exchange rules, we note that, unlike previous annual meetings, your broker will NOT be able to vote your shares with respect to the election of directors if you have not provided directions to your broker. We strongly encourage you to submit your Proxy Card and exercise your right to vote as a stockholder.

Attendance at Meeting

If you plan to attend the Annual Meeting, please note that attendance will be limited to stockholders as of the Record Date. Admission will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

Required Vote

For the election of directors, the seven nominees receiving the most “For” votes from the holders of votes of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected. Shares represented by executed Proxy Cards will be voted, if authority to do so is not withheld, “FOR” the election of the director nominees named in Proposal No. 1. Votes may be cast in favor of, or withheld with respect to all of the director nominees, or any of them. Broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.

To be approved, the proposed amendment and restatement of the Company’s 2006 Share Incentive Plan, to increase the aggregate number of shares of common stock authorized for issuance under the plan by 8,000,000 shares and make certain other modifications, as specified in Proposal No. 2, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect on the vote for this proposal.

Ratification of the selection of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2010, as specified in Proposal No. 3, requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will be counted toward the tabulation of votes cast on these proposals and will have the same effect as votes against these proposals. Broker non-votes, if any, will have no effect on the vote for this proposal.

Submission of Stockholder Proposals for the 2011 Annual Meeting

Our Bylaws provide a formal procedure for bringing business before an annual meeting of stockholders. Stockholders who intend to present a proposal at the 2011 Annual Meeting of Stockholders (“2011 Annual Meeting”) must deliver or mail a notice to our Secretary, and the notice must be received at our executive offices at 105 Digital Drive, Novato, California 94949 no earlier than January 12, 2011 and no later than February 11, 2011. In the event that the 2011 Annual Meeting is called for a date that is not within 25 days before or 60 days after May 12, 2011, then the stockholder’s notice must be received by the Secretary no later than the close of business on the 10th day following the day on which notice of the date of the 2010 Annual Meeting was mailed or we made a public announcement of such date, whichever first occurs.

The notice must contain a brief description of the business desired to be brought before the 2011 Annual Meeting, the reasons for conducting such business, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendment), any material interest in the business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made, the name and address of the stockholder, the name and address of the beneficial owner, if any, on whose behalf the proposal is made, the class or series and number of shares of our capital stock which are owned beneficially or of record by the stockholder, a description of any agreement, arrangement or understanding with respect to the proposal between the stockholder and/or beneficial owner, any of their respective affiliates or associates, and others acting together, a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners and whether the stockholder or any beneficial owner intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal and/or otherwise solicit proxies from stockholders in support of the proposal and a representation that the stockholder intends to appear in person or by proxy at the 2011 Annual Meeting to bring such business before the 2011 Annual Meeting. The notice requirement described above is deemed satisfied if the stockholder has notified us of his, her or its intent to present a proposal at an annual stockholder meeting in compliance with applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such proposal has been included in our proxy statement to solicit proxies for such annual meeting. In order for the proposed business to be transacted at the 2011 Annual Meeting, the stockholder (or the stockholder’s representative) must attend and present the proposed business at the 2011 Annual Meeting.

YOUR VOTE IS EXTREMELY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE OR VOTE BY INTERNET OR TELEPHONE.

IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee, or other institution, only it can sign a Proxy Card with respect to your shares and only upon specific instructions from you. Please return the enclosed Proxy Card to your broker or bank and contact the person responsible for your account to ensure that a Proxy Card is voted on your behalf.

If you have any questions or need assistance in voting your shares, please call the firm assisting the Company in the solicitation of proxies:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

1-800-607-0088

PROPOSAL ONE: ELECTION OF DIRECTORS

Pursuant to our Bylaws and a resolution of our Board effective on the date of the Annual Meeting our Board will consist of seven directors. At the Annual Meeting, stockholders will elect seven directors. All directors will serve until their successors are duly appointed at the next annual meeting, or until they resign or are otherwise removed. Unless otherwise instructed by you, the persons named in the enclosed Proxy Card will vote your proxy “FOR” the seven nominees named below, all of whom are presently our directors. If any of the Board’s nominees are unable or decline to serve as director, the proxies will be voted for any substitute nominee who shall be designated by the Board. It is not expected that any of the Board’s nominees will be unable to or will decline to serve as director. If a quorum is present, the seven nominees receiving the highest number of affirmative votes of the votes cast shall be elected as directors.

Nominees for Director

Set forth below are the nominees to the Board and certain information regarding each nominee as of March 25, 2010:

Name	Age	Position with BioMarin	Director Since
Jean-Jacques Bienaimé	56	Director, Chief Executive Officer	May 2005
Michael Grey(1)(3)	57	Director	December 2005
Elaine J. Heron, Ph.D.(2)(3)	62	Director	July 2002
Pierre Lapalme(2)	69	Director, Chairman of the Board	January 2004
V. Bryan Lawlis, Ph.D.(1)(3)	58	Director	June 2007
Alan J. Lewis, Ph.D.(1)	64	Director	June 2005
Richard A. Meier(2)	50	Director	December 2006

(1)	Member of BioMarin’s Compensation Committee
(2)	Member of BioMarin’s Audit Committee
(3)	Member of BioMarin’s Corporate Governance and Nominating Committee

Jean-Jacques Bienaimé joined our Board in May 2005, at the same time he became our Chief Executive Officer. From November 2002 to April 2005, Mr. Bienaimé served as Chairman, Chief Executive Officer, and President of Genencor, a biotechnology company focused on industrial bioproducts and targeted cancer biotherapeutics. Prior to joining Genencor, Mr. Bienaimé was Chairman, President and Chief Executive Officer of SangStat Medical Corporation, another biotechnology company. He became President of SangStat Medical Corporation in 1998 and Chief Executive Officer in 1999. Prior to joining SangStat Medical Corporation, Mr. Bienaimé held various management positions from 1992 to 1998 with Rhône-Poulenc Rorer Pharmaceuticals (now known as Sanofi-Aventis), including Senior Vice President of Corporate Marketing and Business Development, and Vice President and General Manager of the advanced therapeutic and oncology division. Mr. Bienaimé currently serves on the boards of NeurogesX, Inc., Ensemble Discovery and The Biotech Industry Organization, and is a member of the advisory board of Bellevue Asset Management’s BioVentures II fund. He received an M.B.A. from the Wharton School at the University of Pennsylvania and an undergraduate degree in economics from the Ecole Superieure de Commerce de Paris.

The Board has nominated Mr. Bienaimé for his intimate knowledge of our business and extensive experience in the management of biotechnology organizations, business development, and sales and marketing of both biotechnology and pharmaceutical products.

Michael Grey joined our Board in December 2005. He currently serves as Venture Partner with Pappas Ventures, since January 2010. Between January and September 2009, he served as President and Chief Executive Officer of Auspex Pharmaceuticals, Inc., a private biotechnology company. From January 2005 until its acquisition in August 2008, Mr. Grey was President and Chief Executive Officer of SGX Pharmaceuticals, Inc., a publicly held biotechnology company, where he previously served as President from June 2003 to January 2005 and as Chief Business Officer from April 2001 until June 2003. Prior to joining SGX Pharmaceuticals, Mr. Grey acted as President, Chief Executive Officer and Board member of Trega Biosciences, Inc., a biotechnology company. From November 1994 to August 1998, Mr. Grey was the President of BioChem Therapeutic, Inc., the pharmaceutical operating division of BioChem Pharma, Inc. During 1994, Mr. Grey served as President and Chief Operating Officer for Ansan, Inc. From 1974 to 1993, he served in various roles with Glaxo, Inc. and Glaxo Holdings, plc, culminating in the position of Vice President, Corporate Development. Mr. Grey is currently a director of Achillion Pharmaceuticals, Inc. Mr. Grey previously served on the board of directors of two public companies during the past five years: SGX Pharmaceuticals, Inc. (from 2001 to 2008) and IDM Pharma, Inc. (from 1999 to 2009). He received a B.Sc. in chemistry from the University of Nottingham, United Kingdom.

The Board has nominated Mr. Grey for his extensive experience in managing biotechnology and pharmaceutical organizations, business development, compensation matters and finance and accounting.

Elaine J. Heron, Ph.D., joined our Board in July 2002 and serves as the Chairman of the Corporate Governance and Nominating Committee. In February 2009, Dr. Heron became Chair and Chief Executive Officer of Amplyx Pharmaceuticals, Inc., a private early stage drug development company. From July 2001 to October 2008, Dr. Heron was Chairman and Chief Executive Officer of Labcyte Inc., a private biotechnology company and continues to serve on its board of directors. Before joining Labcyte, she spent six years in increasingly responsible positions at the Applied Biosystems Group of Applera Corporation, including the position of General Manager and Vice President of Sales and Marketing. Dr. Heron earned a B.S. in chemistry with highest distinction and a Ph.D. in analytical biochemistry from Purdue University and an M.B.A. from Pepperdine University.

The Board has nominated Dr. Heron for her extensive experience in life science sales and marketing, finance and accounting, corporate governance matters and research and development.

Pierre Lapalme joined our Board in January 2004 and was named as Chairman in August 2004. From 1995 until his retirement in 2003, he served as the President and Chief Executive Officer of North America Ethypharm, Inc., a drug delivery company. Throughout his career, Mr. Lapalme held numerous senior management positions in the pharmaceutical industry, including Chief Executive Officer and Chairman of the Board of Rhône-Poulenc Pharmaceuticals, Inc. in Canada, and Senior Vice President and General Manager of North America Ethicals, a division of Rhône-Poulenc Rorer, Inc. (now known as Sanofi-Aventis), where he oversaw the development of the ethical pharmaceutical business in the United States, Canada, Mexico, and Central America. Mr. Lapalme served on the board of the National Pharmaceutical Council and was a board member of the Pharmaceutical Manufacturers Association of Canada, where he played a leading role in reinstituting patent protection for pharmaceuticals. Mr. Lapalme previously served on the board of directors of two public companies during the past five years: Sciele Pharmaceuticals Inc. (from 1998 to 2008) and Bioxel Pharma (from 2004 to 2009). He also serves on the board of two private biotech companies and was appointed to the board of Aeterna Zentaris in December 2009. Mr. Lapalme studied at the University of Western Ontario and INSEAD France.

The Board has nominated Mr. Lapalme for his extensive experience in managing biotechnology and pharmaceutical organizations, and sales and marketing of pharmaceutical products.

V. Bryan Lawlis, Ph.D., joined our Board in June 2007. He currently is a founder and the President and CEO of Itero Biopharmaceuticals, Inc., a privately held, early stage biopharmaceutical company that was founded in 2006. Dr. Lawlis served as President and Chief Executive Officer of Aradigm Corporation from August 2004, and served on its Board of Directors from February 2005, continuing in both capacities until August 2006. Dr. Lawlis served as Aradigm Corporation’s President and Chief Operating Officer from June 2003 to August 2004 and its Chief Operating Officer from November 2001 to June 2003. Previously, Dr. Lawlis founded Covance Biotechnology Services, a contract biopharmaceutical manufacturing operation, served as its President and Chief Executive Officer from 1996 to 1999, and served as Chairman from 1999 to 2001, when it was sold to Diosynth RTP, Inc., a division of Akzo Nobel, NV. From 1981 to 1996, Dr. Lawlis was employed at Genencor, Inc. and Genentech, Inc. His last position at Genentech was Vice President of Process Sciences. Dr. Lawlis holds a B.A. in microbiology from the University of Texas at Austin, and a Ph.D. in Biochemistry from Washington State University. In addition to BioMarin Pharmaceutical Inc., Dr. Lawlis holds board positions on two privately held companies, Itero Biopharmaceuticals, Inc. and Sutro Biopharma, Inc.

The Board has nominated Dr. Lawlis for his extensive experience in manufacturing biotechnology and other pharmaceutical products, research and development of drug products and managing and conducting clinical trials and drug regulatory processes.

Alan J. Lewis, Ph.D., joined our Board in June 2005 and serves as the Chairman of the Compensation Committee. Since January 2009, Dr. Lewis has served as President and Chief Executive Officer of The Juvenile Diabetes Research Foundation. From February 2006 until December 2008, Dr. Lewis was the President and Chief Executive Officer of Novocell, Inc, a privately held regenerative disease biotechnology company. Prior to joining Novocell, starting in 2000, he was President of Celgene Signal Research, a wholly owned subsidiary of the Celgene Corporation, a pharmaceutical company. From February 1994 to August 2000, he was the President and Chief Executive Officer of Signal Pharmaceuticals, Inc., where he guided the company to its successful acquisition by Celgene. From 1979 to 1994, Dr. Lewis held a number of positions at Wyeth-Ayerst Research and its predecessor, Wyeth Laboratories, Inc., including Vice President of Research at Wyeth-Ayerst. Dr. Lewis has published over 120 full manuscripts and has written and edited seven books. Dr. Lewis was a Research Associate at Yale University from 1972 to 1973. Dr. Lewis received a B.Sc. in physiology and biochemistry from Southampton University, Southampton, Hampshire, U.K. and a Ph.D. in pharmacology from the University of Wales, Cardiff, U.K. Dr. Lewis currently serves as the director of private companies, Cytochroma, Inc., Ambit Biosciences and Biotica.

The Board has nominated Dr. Lewis for his extensive experience in managing biotechnology and pharmaceutical organizations, research and development, finance, compensation and corporate governance matters.

Richard A. Meier joined our Board in December 2006 and serves as the Chairman of the Audit Committee. Mr. Meier is currently Executive Vice President and Chief Financial Officer at TeleFlex, Incorporated, a position he assumed in January 2010. Prior to this, Mr. Meier served as President and Chief Operating Officer of Advanced Medical Optics from November 2007 to May 2009. From February 2007 to November 2007, Mr. Meier was Advanced Medical Optics’ Chief Operating Officer and Chief Financial Officer. From April 2006 to February 2007, Mr. Meier was Advanced Medical Optics’ Executive Vice President, Operations; President, Global Eye Care; and Chief Financial Officer. From February 2004 to April 2006, he was Advanced Medical Optics’ Executive Vice President of Operations and Finance and Chief Financial Officer, and from April 2002 to February 2004, Mr. Meier was Corporate Vice President and Chief Financial Officer. Prior to joining Advanced Medical Optics, Mr. Meier was the Executive Vice President and Chief Financial Officer of Valeant Pharmaceuticals, Inc., from October 1999, and Senior Vice President & Treasurer from May 1998 to October 1999. Before joining Valeant, Mr. Meier was an executive with the investment banking firm of Schroder & Co. Inc. in New York, from 1996. Prior to Mr. Meier’s experience at Schroder & Co., he held various financial and banking positions at Salomon Smith Barney, Manufacturers Hanover Corporation, Australian Capital Equity, and Greyhound Lines, Inc.

The Board has nominated Mr. Meier for his extensive experience in finance and accounting, capital markets, managing large organizations in the healthcare field and information technology.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE. IF YOU SIGN AND RETURN THE ENCLOSED PROXY CARD, OR VOTE VIA INTERNET OR TELEPHONE, UNLESS YOU DIRECT TO THE CONTRARY ON THAT CARD, OR VIA INTERNET OR TELEPHONE, THE SHARES REPRESENTED BY THAT PROXY CARD WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, the charters of the committees of our Board and our Standards of Business Conduct and Ethics described below may be found in the Corporate Governance section of the Investors section of the Company’s website at www.bmrn.com. Alternatively, you can request a copy of any of these documents free of charge by writing to: G. Eric Davis, the Company’s Senior Vice President, General Counsel and Secretary, c/o BioMarin Pharmaceutical Inc. 105 Digital Drive, Novato, California 94949.

Independence of the Board of Directors

The Board has affirmatively determined that all of the nominees other than Mr. Bienaimé are independent directors within the meaning of the applicable NASDAQ listing standards and relevant securities and other laws and regulations regarding the definition of “independent.” There are no family relationships between any Director and any of our executive officers.

Board Leadership Structure

The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of stockholders at this time. The structure ensures a greater role for the independent Directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. The Board believes that having an independent director serve as Chairman helps to ensure independence in the Board’s oversight of the Company’s risk management, but that otherwise its administration of its risk oversight function has not affected the Board’s leadership structure.

Role in the Board in Risk Oversight

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, and particularly the Audit Committee and Corporate Governance and Nominating Committee, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Meetings of the Board of Directors

Our Board manages our business. It establishes overall policies and standards and reviews the performance of management. During the fiscal year ended December 31, 2009, the Board held seven meetings and took action by unanimous written consent on one occasion. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees, on which he or she served, held during the period for which he or she was a director or committee member. Applicable NASDAQ listing standards require that the independent directors meet from time to time in executive session. In fiscal 2009, our independent directors met in regularly scheduled executive sessions at which only independent directors were present. It is our policy to request that all Board members attend the annual meeting of stockholders. However, we also recognize that personal attendance by all directors is not always possible. All of the directors but one serving at the time of the 2009 Annual Meeting of Stockholders attended such meeting.

Information Regarding Committees of the Board of Directors

The Board has a number of committees that perform certain functions for the Board. The current committees of the Board of Directors are the Audit Committee, Compensation Committee, and the Corporate Governance and Nominating Committee. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Board has a separately designated standing Audit Committee established in accordance with Section 3(a)(58) of the Exchange Act. The Audit Committee of the Board was established by the Board to oversee the Company’s corporate accounting and financial reporting processes, systems of internal control over financial reporting and the quality and integrity of the Company’s financial statements and reports. In addition, the Audit Committee oversees the qualification, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee also recommends to the Board the appointment of our independent registered public accounting firm.

The Audit Committee is currently composed of three directors: Mr. Meier, Chairman, Dr. Heron and Mr. Lapalme. Mr. Joseph Klein served as Chairman of the Audit Committee during 2009 until his resignation on March 19, 2010. Mr. Meier was appointed as Chairman of the Committee following Mr. Klein’s resignation. In 2009, the Audit Committee met ten times. The Audit Committee is governed by a written Audit Committee Charter adopted by the Board that was last amended in May 2008. The Audit Committee charter can be found in the Corporate Governance section of the Investors section of the Company’s website at www.bmrn.com. Information on our website is not incorporated by reference in this proxy statement. The charter of the Audit Committee grants the Audit Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Audit Committee considers necessary or appropriate in the performance of its duties.

As required by its charter, the Audit Committee conducts a self evaluation at least annually. The Audit Committee also periodically reviews and assesses the adequacy of its charter, including the Audit Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

The Board annually reviews the NASDAQ listing standards’ definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in NASDAQ Listing Rules 5605(c)(2)(A)(i) and (ii)). The Board has determined that Mr. Meier qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Meier’s level of knowledge and experience based on a number of factors, including his experience as the chief financial officer of several public companies, and his finance and investment banking experiences. In making that determination, the Board relied on the past business experience of Mr. Meier. Please see the description of the business experience for Mr. Meier under the heading “Nominees for Director.”

REPORT OF THE AUDIT COMMITTEE(1)

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal financial controls. In this context, during fiscal year 2009, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2009 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and KPMG LLP, the Company’s independent registered public accounting firm. In addition, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received from KPMG LLP the written disclosures and the letter required by the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the audit committee concerning independence and has discussed with KPMG LLP the firm’s independence from the Company and its management. Based on the foregoing, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Audit Committee and the Board also have recommended the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

Respectfully submitted on February 24, 2010 by the members of the Audit Committee of the Board of Directors:

Joseph Klein, III, Chairman

Elaine J. Heron, Ph.D.

Richard A. Meier

Pierre Lapalme

Compensation Committee

The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs, including:

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reviews and recommends to the Board for approval, the compensation (i.e., salary, bonus, and stock-based compensation grants) and other terms of employment or service of our chief executive officer and outside directors;

•	reviews and approves compensation and other terms of employment or service of our other executive officers and other officers reporting to our chief executive officer;

•	reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other SEC filings;

•	approves the goals and performance requirements, thresholds, and maximum funding for our annual bonus program; and

•	administering our 2006 Share Incentive Plan, our Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) and our Amended and Restated 2006 Employee Stock Purchase Plan.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of BioMarin under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee is currently composed of three directors: Dr. Lewis, Chairman, Mr. Grey and Dr. Lawlis. The Board has determined that all members of the Company’s Compensation Committee are independent (as independence is currently defined in NASDAQ Listing Rule 5605(a)(2). During 2009, the Compensation Committee met six times.

The Compensation Committee has adopted a written charter that can be found in the Corporate Governance section of the Investors section of the Company’s website at www.bmrn.com. Information on our website is not incorporated by reference in this proxy statement. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Information regarding consultants engaged by the Compensation Committee is provided in the Compensation Discussion and Analysis section of this proxy statement.

As required by its charter, the Compensation Committee conducts a self evaluation at least annually. The Compensation Committee also periodically reviews and assesses the adequacy of its charter, including the Compensation Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

The performance and compensation process and specific determinations of the Compensation Committee with respect to executive compensation for 2009 and for certain elements of compensation for 2010 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of the Company or any of our subsidiaries. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. During 2009, no members of our Compensation Committee had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related party transactions.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (the “CGN Committee”) is responsible for overseeing the selection of qualified candidates to serve as members of the Board and guiding our corporate governance philosophy and practices. To that end, the CGN Committee is responsible for identifying individuals to fill vacancies on the Board, recommending nominees to be voted upon at the annual meeting of stockholders, recommending to the Board appointees to serve on committees of the Board, and overseeing the development and implementation of BioMarin’s corporate governance policies and code of ethics. A detailed discussion of the CGN Committee’s procedures for recommending candidates for election as a Director appears below under the caption Procedures of the Corporate Governance and Nominating Committee.

The CGN Committee also oversees policies including, but not limited to:

•	adopting of corporate governance guidelines;

•	establishing written charters for each Board committee and recommending changes to those charters from time to time when it deems appropriate;

•	reviewing and approving related party transactions with our directors, executive officers and 5% stockholders;

•	maintaining independence standards for each independent Board member;

•	requiring sessions of Board meetings without management present;

•	mandating execution of a standard of business ethics for every employee and Board member;

•	implementing, in conjunction with the Audit Committee, the independent audit function, and

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establishing a toll-free telephone number for employees to anonymously report complaints relating to financial fraud, environmental hazards, illegal or unfair employment practices, and unethical behavior.

The members of the CGN Committee are Dr. Heron, Chairman, Dr. Lawlis and Mr. Grey. Mr. Klein served on the CGN Committee during 2009 until his resignation on March 19, 2010 when Mr. Grey was appointed to replace him. The CGN Committee met six times during 2009.

The CGN Committee has adopted a written charter that can be found in the Corporate Governance section of the Investors section of the Company’s website at www.bmrn.com. The Company’s Corporate Governance Guidelines can also be found in the Corporate Governance section of the Investors section of the Company’s website at www.bmrn.com. Information on our website is not incorporated by reference in this proxy statement. The charter of the CGN Committee grants the CGN Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the CGN Committee considers necessary or appropriate in the performance of its duties.

As required by its charter, the CGN Committee conducts a self evaluation at least annually. The CGN Committee also periodically reviews and assesses the adequacy of its charter, including the CGN Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

Procedures of the Corporate Governance and Nominating Committee

The CGN Committee is responsible for overseeing the selection of qualified candidates to serve as members of the Board and guiding our corporate governance philosophy and practices. The CGN Committee is composed of three Directors, each of whom is “independent” under the listing qualifications of NASDAQ. The CGN Committee operates according to a charter that complies with the guidelines established by NASDAQ.

In connection with nominating directors for election at the annual meeting and periodically throughout the year, the CGN Committee considers the composition of the Board and each Committee of the Board to evaluate its effectiveness and whether or not changes should be considered to either the Board or any of the Committees. In support of this process, the Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Board believes that it should be comprised of persons with skills in areas such as:

•	leadership of large complex organizations, particularly in related industries;

•	sales and marketing of biotechnology and pharmaceutical products;

•	manufacturing of biotech and small molecule drug products;

•	managing and conducting clinical trials and drug regulatory process;

•	medicine;

•	finance and accounting;

•	capital markets;

•	business development;

•	legal and intellectual property;

•	research and development of drug products; and

•	information technology.

As part of its periodic self-assessment process, the CGN Committee has implemented a process that involves the entire Board to annually determine the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of the Company over both the short- and longer-term. The CGN Committee considers the skill areas currently represented on the Board, as well as recommendations of Directors regarding skills that could improve the overall quality and ability of the Board to carry out its functions in determining Director nominations and whether to consider adding new Directors.

Once the CGN Committee and the Board determine that it is appropriate to add a new director, either as a replacement or as a new position, the CGN Committee uses a flexible set of procedures in selecting individual Director candidates. It utilizes general guidelines that allow it to adjust the process to best satisfy the objectives it is attempting to accomplish in any director search. The first step in the general process is to identify the type of candidate the CGN Committee may desire for a particular opening, including establishing the specific target skill areas, experiences and backgrounds that are to be the focus of a Director search. Once identified, the CGN Committee looks to the best method of finding a candidate who satisfies the specified criteria. The CGN Committee may consider candidates recommended by management, by other members of the CGN Committee, by the Board, by stockholders, or it may engage a third party to conduct a search for possible candidates. In considering candidates submitted by stockholders, the CGN Committee will take into consideration the needs of the Board and the qualifications of the candidate.

In order for a stockholder to have a candidate considered by the CGN Committee, a stockholder should submit a written recommendation that includes: (i) the name and record address of the stockholder (and beneficial owner, if any, on whose behalf the nomination is made) and evidence of the stockholder’s and beneficial owner’s ownership of Company stock, including the number of shares owned and the length of time of ownership; (ii) a description of any agreement, arrangement or understanding with respect to the nomination between or among such stockholder and/or such beneficial owner and affiliates or others acting together; (iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners; (iv) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; (v) whether the stockholder or any beneficial owner intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from stockholders in support of such nomination; and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other required to be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act. With respect to each person whom the stockholder proposes to nominate for election as a director, the stockholder must include (i) the name, age, business address and residence address of the director candidate, (ii) the candidate’s resume or a listing of his or her qualifications to be a director (including principal occupation or employment), (iii) the class or series and number of shares of stock which are owned beneficially or of record by the person, (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act. The notice must also be accompanied by a written consent of each proposed nominee to being named as a nominee if selected by the CGN Committee and nominated by the Board. Stockholder recommendations should be addressed to the Corporate Governance and Nominating Committee in care of the Secretary of the Company at the address set forth under the heading Stockholder Communications with the Board of Directors.

Once candidates are identified, the CGN Committee conducts an evaluation of qualified candidates. The evaluation generally includes interviews and background and reference checks. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. While the CGN Committee has not established minimum criteria for a candidate, it has established important factors to consider in evaluating a candidate. These factors include: strength of character, mature judgment, business understanding, experience with the pharmaceutical and/or biotechnology industries, availability and level of interest, capacity to devote time to BioMarin Board activities, career specialization, relevant technical skills, diversity, and the extent to which the candidate would fill a present need on the Board.

If the CGN Committee determines that a candidate should be nominated as a candidate for election to the Board, the candidate’s nomination is then recommended to the Board, and the Directors may in turn conduct their own review to the extent they deem appropriate. When the Board has agreed upon a candidate, such candidate is recommended to the stockholders for election at an annual meeting of stockholders or appointed as a Director by a vote of the Board as appropriate.

All of the current Directors have been recommended by the CGN Committee to the Board for re-election as our Directors at the Annual Meeting, and the Board has approved such recommendations.

Chairman of the Board

In 2009, the independent Board members re-appointed Mr. Lapalme as Chairman of the Board. The Chairman of the Board is responsible for:

•	approving Board meeting schedules and meeting agendas;

•	approving Board meeting materials;

•	leading executive sessions of the independent Board members;

•	setting meetings of independent Board members; and

•	being available for consultation with major stockholders.

Director and Officer Stock Ownership Guidelines

The Compensation Committee has approved stock ownership guidelines for the directors, our chief executive officer, and senior vice presidents, which have been approved by the Board. Under these guidelines, executives are expected to use the shares of common stock obtained on the exercise of stock options or the shares of restricted stock received to establish significant level of direct ownership in BioMarin. The guidelines recommend that our directors hold shares equal to the lesser of 10,000 shares of common stock or three times the director’s annual cash retainer amount, our chief executive officer hold shares of the Company with a value equal to at least three times his or her base salary and the senior vice presidents hold shares of the Company with a value equal to at least two times his or her base salary. All shares of restricted stock held by our officers and directors, whether or not vested, are included in the calculations. To give the officers and directors time to comply with this recommendation, the Compensation Committee determined that our directors and officers should have until June 2013 to comply with these guidelines. As of December 31, 2009, Mr. Bienaimé beneficially held shares equal to 3.1 times his base salary, Drs. Fuchs and Baffi held shares equal to 0.9 and 4.3 times their base salary, respectively, and Messrs. Cooper and Aselage held shares equal to 2.0 and 4.1 times their base salary, respectively. In addition, as of December 31, 2009, all of our directors held shares equal to three times their respective annual cash retainer amounts. Although the guidelines are not mandatory, the Compensation Committee will consider compliance with the guidelines in setting an officer’s compensation and the Corporate Governance and Nominating Committee will consider compliance with the guidelines when making decisions on nominating Directors for re-election. Please see Compensation Discussion and Analysis for more information regarding these guidelines.

2009 Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing the management of BioMarin. The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ workload and opportunity costs. Non-employee directors receive a combination of annual cash retainers, restricted stock grants, and stock option grants in amounts that correlate to their responsibilities in his or her service to us, based upon their respective levels of Board participation and responsibilities, including service on Board committees. Our only employee director, Mr. Bienaimé, receives no separate compensation for his service as a director.

The following table is a summary of the annual cash compensation paid to non-employee directors. Each applicable line item is an additional element of compensation.

Director Position	Annual Cash Compensation
All Independent Members	$40,000
Chairman of the Board	$30,000
Audit Committee Chair	$25,000
Audit Committee (Non-Chair)	$12,000
Compensation Committee Chair	$15,000
Compensation Committee (Non-Chair)	$7,500
Corporate Governance and Nominating Committee Chair	$10,000
Corporate Governance and Nominating Committee (Non-Chair)	$5,000
Liaison to Scientific Advisory Board	$8,000

Each non-employee director is automatically granted an initial options grant to purchase 30,000 shares of our common stock on the date that such person first becomes a non-employee director. On the date of our annual meeting of stockholders each re-elected director is granted options to purchase 15,000 shares of common stock and 2,500 restricted stock units. The restricted stock units vest in full on the one-year anniversary of the grant date. The option grant for a director that has served for less than a year is prorated to the nearest quarter. The shares subject to these options vest quarterly over one year. These options and restricted stock units continue to vest only while the director serves. The exercise price per share of each of these options is 100% of the fair market value of a share of our common stock on the date of the grant of the option. These options have a term of 10 years.

In fiscal year 2009, options to purchase, in the aggregate, 105,000 shares were issued to the non-employee directors and 17,500 restricted stock units were awarded to the non-employee directors under the 2006 Share Incentive Plan. The following table lists actual compensation paid to each of the directors during 2009 other than Mr. Bienaimé, who also served as a Named Executive Officer, as defined below.

Our Board members are eligible to enroll in our Deferred Compensation Plan under which participants may elect to defer all or a portion of their fees and restricted stock unit awards otherwise payable to them, and thereby defer taxation of these deferred amounts until actual payment of the deferral amounts in future years.

Director Compensation in 2009

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Michael Grey	47,500	35,975	113,850	197,325
Elaine J. Heron, Ph.D.	62,000	35,975	113,850	211,825
Joseph Klein, III(4)	70,000	35,975	113,850	219,825
Pierre Lapalme	82,000	35,975	113,850	231,825
V. Bryan Lawlis, Ph.D.	52,500	35,975	113,850	202,325
Alan J. Lewis, Ph.D.	63,000	35,975	113,850	212,825
Richard A. Meier	52,000	35,975	113,850	201,825

(1)	Director fees are generally paid quarterly in arrears within four weeks after the close of a quarter.
(2)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value was $14.39 per share. For assumptions used in determining these values, see Note 3 the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	The amounts in this column reflect the full grant date fair values in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see Note 3 the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
(4)	Mr. Klein resigned from the Board of Directors on March 19, 2010.

Stockholder Communication with the Board of Directors

The Board has adopted a process for stockholders and others to send communications to the Board or any Director. All such communications should be sent by mail addressed to the Board or any particular Director at 105 Digital Drive, Novato, California 94949, c/o G. Eric Davis, the Company’s Senior Vice President, General Counsel and Secretary. All communications received by Mr. Davis will be sent directly to the Board or any particular Director.

Standards of Business Conduct and Ethics

The Board has adopted Standards of Business Conduct and Ethics that are applicable to all employees and directors, including our chief executive officer, chief financial officer, other executive officers and senior financial personnel. A copy of our Standards of Business Conduct and Ethics is available in the Corporate Governance section of the Investors section of our website at www.bmrn.com. Information on our website is not incorporated by reference in this proxy statement. If the Company makes any substantive amendments to the Standards of Business Conduct and Ethics or grants any waiver from a provision of the Standards of Business Conduct and Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision of the Standards of Business Conduct and Ethics by disclosing such information on the same website.

PROPOSAL 2

APPROVAL OF AMENDED AND RESTATED 2006 SHARE INCENTIVE PLAN

Background and Purpose of Proposal

The BioMarin Pharmaceutical Inc. 2006 Share Incentive Plan (the “2006 Plan”) was adopted by the Board in May 2006. The 2006 Plan was approved by our stockholders on June 21, 2006. The Board approved a technical amendment to the 2006 Plan in January 2009 to comply with the changes to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). A total of 15,000,000 shares of BioMarin common stock have been reserved for issuance under the 2006 Plan. Of the 15,000,000 shares of common stock originally authorized under the 2006 Plan, after all award grants made by our Compensation Committee from May 2006 to December 31, 2009, only 3,175,506 shares remain available for grant. As of March 1, 2010, 3,292,017 shares remain available for grant.

The Board of Directors unanimously approved and adopted, subject to the approval of the Company’s stockholders at the Annual Meeting, the BioMarin Pharmaceutical Inc. Amended and Restated 2006 Share Incentive Plan (Amended and Restated as of March, 2010) ( the “Restated Plan”). If the Restated Plan is approved by the stockholders, it will become effective on the day of the Annual Meeting. Outstanding awards under the 2006 Plan will continue in effect in accordance with their terms.

The Company is proposing approval of the Restated Plan because it is necessary for the Company to continue to grant stock incentive awards to employees, consultants, directors and advisors as part of their compensation to provide appropriate incentives. The Board believes that the purpose of the Restated Plan is to encourage ownership in the Company by its employees, directors, consultants and advisors whose long-term employment by or involvement with the Company is considered essential to the Company’s continued progress and, thereby, align the interests of the award recipients and stockholders and permit the award recipients to share in the Company’s success. If the Restated Plan is not approved, the Company will not have sufficient authorized shares under the 2006 Plan to continue to make competitive equity awards and the Company will need to substantially increase other components of compensation.

Our principal reason for amended and restating the 2006 Plan is to increase the number of shares of common stock available for issuance. The Restated Plan will increase the maximum number of shares available for awards by 8,000,000 shares, thereby increasing the maximum number of shares in the reserve from 15,000,000 to 23,000,000 shares of common stock. The Restated Plan includes several other changes, each of which is described below. The description of the changes is followed by a summary description of the entire Restated Plan. The full text of the Restated Plan is attached to this proxy statement as Appendix A, and the following description of the Restated Plan is qualified in its entirety by reference to Appendix A. Capitalized terms used in this summary and not otherwise defined will have the meanings ascribed to such terms in the Restated Plan.

Why the Board of Directors Believed You Should Vote for this Proposal

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Attracting and retaining talent. A talented, motivated and effective management team and workforce are essential to the Company’s continued progress. Equity compensation has been an important component of total compensation at BioMarin for many years because it is effective at getting managers and employees to think and act like owners. If the Restated Plan is approved, our ability to offer competitive compensation packages to attract new talent and to retain our best performers will be enhanced.

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Avoiding disruption in compensation programs. If the Restated Plan is approved, we will not have to restructure existing compensation programs throughout the Company for reasons not directly related to the achievement of our business objectives. To remain competitive without an employee equity plan, it will likely be necessary to replace components of compensation previously awarded in equity with cash, or with other instruments that may not necessarily align employee interests with those of stockholders as well as equity awards would have. Additionally, replacing equity with cash will increase cash compensation expense and be a drain on cash flow that would be better utilized if reinvested in our core products.

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Plan features designed to protect stockholder interests. As described below, the Restated Plan includes a number of enhancements from the 2006 Plan, which are designed to further protect stockholder interests. With a term of only six years and a limited amount of additional shares authorized for the reserve (as discussed below), the Restated Plan ensures that stockholders will have more frequent opportunities to review and approve our equity compensation practices.

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The Company has demonstrated commitment to sound equity compensation practices. We recognize that equity compensation awards dilute stockholder equity and must be used judiciously. Our equity compensation practices are designed to be in line with industry norms, and we believe our historical share usage has been responsible and mindful of stockholder interests. As described below, our average burn rate (total shares used for equity compensation awards each year divided by weighted average outstanding shares for the year) for the last three years has been less than 4%, which is at or below the average usage for our peer companies. The Company’s dilution level or “overhang” (shares subject to equity compensation awards outstanding at fiscal year-end or available to be used for equity compensation, divided by fully diluted shares outstanding) at the end of fiscal year 2009 was 14.3%; and for fiscal years 2008 and 2007 it was 11.9% and 12.1%, respectively. Of the total overhang, as of December 31, 2009, approximately 45% of the shares reflected in the overhang were subject to fully vested, “in the money” stock options (i.e., options that have an exercise price less than the market price of the underlying shares). The Company believes that holding these options is positive for our stockholders as it represents a long term interest in the value of our common stock.

Key Features of the Restated Plan

The Restated Plan contains features that the Board believes are consistent with the interests of stockholders and sound governance principles. These features include the following:

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Flexibility and Performance Ties. The variety of awards permitted under the Restated Plan affords flexibility with respect to the design of long-term incentives that are responsive to evolving regulatory changes and compensation best practices and incorporate tailored, performance-based measures.

•	Compensation Committee Oversight. The Restated Plan will be administered by our Compensation Committee which is comprised solely of non-employee, independent directors.

•	No Discount Options. Stock options may not be granted or awarded with an exercise price less than 100% of the fair market value of our common stock on the date of grant or award.

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No Re-pricings. Except in the connection with a corporate transaction involving the Company, the direct or indirect re-pricing of stock options and stock appreciation rights is prohibited without stockholder approval. This prohibition applies both to re-pricings that involve lowering the exercise price of a stock option as well as re-pricings that are accomplished by canceling an existing award and replacing it with a lower-priced award.

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No Liberal Share Accounting. Shares withheld for tax payments or to pay the exercise price, shares repurchased on the open market with the proceeds of an option exercise price, or shares not issued or delivered as a result of the net settlement of an outstanding award, will not be added back into the Restated Plan share reserve.

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1.62:1 Grant Ratio on Full-Value Award Grants. The Restated Plan recognizes the greater intrinsic value of full value share awards, including restricted stock, restricted stock units and performance awards. Accordingly, the Restated Plan’s share reserve is reduced by 1.62 shares for every one full value share awarded. Stock option awards reduce the reserve on a 1:1 basis.

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No Annual “Evergreen” Provision. The Restated Plan provides a specific number of shares of our common stock available for awards and does not contain an annual or automatic increase in the number of available shares.

Summary of Material Changes

Increase in the Number of Available Shares. The 2006 Plan currently provides that no more than 15,000,000 shares of common stock may be issued pursuant to Awards (as defined in the 2006 Plan) under the 2006 Plan. The Restated Plan will increase the maximum number of shares of common stock available for Awards by 8,000,000 shares, thereby increasing the maximum number of shares from 15,000,000 to 23,000,000 shares of common stock. Of the 15,000,000 shares of common stock originally authorized under the 2006 Plan, after all award grants made by our Compensation Committee from May 2006 to December 31, 2009, only 3,175,506 shares remain available for grant. As of March 1, 2010, 3,292,017 shares remain available for grant. Based on current plans and expectations, the Company believes that the increase in the number of shares available under the Restated Plan to 23,000,000 will provide the Company with sufficient shares reserved for issuance to cover the awards it anticipates granting over approximately the next three years to eligible participants.

More Restrictive Method for Counting Full-Value Awards. The 2006 Plan currently provides that any Awards made under the 2006 Plan whether, option, full-value restricted share unit (“RSU”) or otherwise, are treated identically for purposes of calculating the remaining the share reserve. This means that a grant of 1,000 options or a grant of 1,000 RSUs will each reduce the aggregate number of shares available under the Restated Plan by 1,000 shares. The Restated Plan includes a change in the way “full value” awards such as restricted stock or restricted stock units are treated for purposes of calculating their impact on the shares available for issuance under the Restated Plan. Under the Restated Plan, with respect to any award that is not a stock option, 1.62 shares of common stock will be subtracted from the total number of shares of common stock available under the Restated Plan for every share issued or transferred in respect of those awards or added back to the reserve in the event an award is forfeited or cancelled. The new ratio would apply to all awards made on or after May 12, 2010. The ratio of 1:1.62 is based on the historical volatility of the price of the Company’s common stock and is intended to ensure that the equity compensation effect of each type of award on the Company’s financial statements are approximately equivalent. Also, the Company believes that having such a ratio will reduce the potential dilution impact of the Restated Plan.

Removal of Annual Share Cap Restriction. The 2006 Plan currently limits the aggregate number of shares subject to awards granted during any calendar year to the sum of 3.5% of the total number of shares of the Company’s common stock outstanding. The Restated Plan does not contain a restriction on the number of shares underlying Awards that can be granted during any calendar year. The Company believes that this change is appropriate as it provides out Board and Compensation with flexibility in granting awards. Based on current plans, the Company expects to continue to award approximately the same level of equity awards as it has done over the last several years.

Elimination of Liberal Share Counting Provision. The current 2006 Plan currently allows the Company to “recycle” shares of common stock back into the reserve pool if they were not exercised for any reason. In reviewing the 2006 Plan, the Company noted that this liberal recycling plan was contrary to what several of our stockholders consider appropriate. The Restated Plan removes the ability of the Company to “recycle” shares back into the Restated Plan that are forfeited to the Company to reduce a liability that the recipient of the award would otherwise have to the Company or tax authorities. For instance, shares that are withheld for tax payments or to pay the exercise price, or shares not issued or delivered as a result of the whole or partial cash settlement of an outstanding award will not be added back into the Restated Plan reserve. The Company believes that this practice better aligns the share reserve calculation with the intent of providing for a limit on the number of shares available without seeking the consent of our stockholders.

Deferred Dividends or Other Distributions on Performance-Based Awards. The 2006 Plan currently provides that current dividends may be paid on awards of restricted stock, restricted stock units and performance shares. The Restated Plan requires that dividends and other distributions on restricted stock, restricted stock units and performance shares with restrictions or restriction periods that lapse upon the achievement of management objectives be deferred until and paid contingent on the achievement of the applicable management objectives.

Although the Company has never declared a dividend in the past and has not current plans to declare a dividend, the Company believes that this modification better implements the intent of restricted or performance awards that the employee should not receive a benefit from such awards until they are vested.

No Repricing of Option Rights or Stock Appreciation Rights. The current 2006 Plan prohibits amending an option right to reduce its exercise price without stockholder approval. The Restated Plan strengthens the prohibition against “repricing” option rights. Under the Restated Plan, except in connection with certain adjustment events, we may not, without stockholder approval (i) reduce the exercise price of outstanding option rights; or (ii) replace outstanding option rights with lower-priced awards.

Description of the Restated Plan

Purpose of the Plan. The purpose of the Restated Plan, as with the 2006 Plan, is to encourage ownership in the Company by its employees, directors, consultants and advisors whose long-term employment by or involvement with the Company is considered essential to the Company’s continued progress and, thereby, aligning the interests of the award recipients and stockholders and permitting the award recipients to share in the Company’s success. The Restated Plan provides an essential component of the total compensation package offered to the Company’s employees. It reflects the importance placed by the Company on motivating employees to achieve superior results over the long-term and paying employees based on that kind of achievement. The Company strongly believes that its equity compensation programs and emphasis on employee stock ownership have been integral to the Company’s progress and that a continuation of and emphasis on those programs is necessary for the Company to achieve superior performance in the future. All of the approximately 742 employees and directors of the Company and its affiliates are eligible to participate in the Restated Plan.

Shares Subject to the Restated Plan. The Restated Plan provides that no more than 23,000,000 shares of common stock may be issued pursuant to Awards under the Restated Plan. The number of shares available for Awards, as well as the terms of outstanding Awards, are subject to adjustment as provided in the Restated Plan for stock splits, stock dividends, recapitalizations and other similar events.

Each share of common stock issued or transferred pursuant to an award of option rights or SARs will reduce the aggregate number of shares available under the Restated Plan by one share of common stock. Each share of common stock issued or transferred (and in the case of shares of restricted stock, released from all substantial risk of forfeiture) pursuant to an award other than of option rights will reduce the aggregate number of shares available under the Restated Plan by: (i) one share of common stock if issued or transferred pursuant to an award granted prior to the approval of the Restated Plan by the Company’s stockholders, or (ii) 1.62 shares of common stock if issued or transferred pursuant to an award granted after the approval of the Restated Plan by the Company’s stockholders. Any shares of common stock that again become available for issuance under the Restated Plan due to a forfeiture of an award originally granted after the adoption of the Restated Plan will be added back to the aggregate plan limit in this same manner.

Shares of common stock that are subject to any Award that expires, or is forfeited, cancelled or becomes unexercisable will again be available for subsequent Awards, except as prohibited by law. Shares that the Company refrains from delivering pursuant to an Award as payment of either the exercise price of an Award or applicable withholding and employment taxes will be considered exercised for purposes of calculating the shares available and will not be available for subsequent Awards.

Administration. Either the Board of Directors or a committee appointed by the Board will administer the Restated Plan. The Board of Directors and any committee exercising discretion under the Restated Plan from time to time are referred to as the “Committee.” Unless otherwise provided by the Board, the Compensation Committee will serve as the administrator of the Restated Plan. The Board of Directors may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without cause, and fill vacancies on the Committee. To the extent permitted by law, the Committee may authorize one or more persons who are reporting persons for purposes of Rule 16b-3 under the Exchange Act (or other officers), to make Awards to eligible persons who are not reporting persons for purposes of Rule 16b-3 under the Exchange Act (or other officers whom the Company has specifically authorized to make Awards). With respect to decisions involving an Award intended to satisfy the requirements of Section 162(m) of the Code, the Committee is to consist of two or more directors who are “outside directors” for purposes of that Code Section. The Committee may delegate administrative functions to individuals who are reporting persons for purposes of Rule 16b-3 of the Exchange Act, officers or employees of the Company or its affiliates.

Subject to the terms of the Restated Plan, the Committee has express authority to determine the Eligible Persons who will receive Awards, the number of shares of common stock or units to be covered by each Award, and the terms and conditions of Awards. The Committee has broad discretion to prescribe, amend and rescind rules relating to the Restated Plan and its administration, to interpret and construe the Restated Plan and the terms of all Award agreements, and to take all actions necessary or advisable to administer the Restated Plan. Within the limits of the Restated Plan, the Committee may accelerate the vesting of any Award, allow the exercise of unvested Awards, and may modify, replace, cancel or renew them.

The Restated Plan provides that the Company and its affiliates will indemnify members of the Committee and their delegates against any claims, liabilities or costs arising from the good faith performance of their duties under the Restated Plan. The Restated Plan releases these individuals from liability for good faith actions associated with the Restated Plan’s administration.

Eligibility. The Committee may grant options that are intended to qualify as incentive stock options (“ISOs”) only to employees, and may grant all other Awards to Eligible Persons. The Restated Plan and the discussion below use the term “Participant” to refer to an Eligible Person who has received an Award.

Options. Options granted under the Restated Plan provide Participants with the right to purchase shares of common stock at a predetermined exercise price. The Committee may grant options that are intended to qualify as ISOs or options that are not intended to so qualify (“Non-ISOs”). The Restated Plan also provides that ISO treatment may not be available for options that become first exercisable in any calendar year to the extent the value of the underlying shares that are the subject of the option exceed $100,000 (based upon the fair market value of the shares of common stock on the option grant date).

Exercise Price for Options. The exercise price of Options may not be less than 100% of the fair market value on the grant date of the shares of common stock subject to the Award. The exercise price of ISOs may not be less than 110% of the fair market value on the grant date of the underlying shares of common stock subject to the Award for Participants who own more than ten percent of the Company’s shares of common stock on the grant date. Neither the Company nor the Committee shall, without stockholder approval, allow for a repricing within the meaning of the federal securities laws applicable to proxy statement disclosures.

Exercise of Options. To the extent exercisable in accordance with the agreement granting them, an Option may be exercised in whole or in part, and from time to time during its term, subject to earlier termination relating to a holder’s termination of employment or service. With respect to Options, the Committee has the discretion to accept payment of the exercise price in any of the following forms (or combination of them): cash or check in U.S. dollars, certain shares of common stock, and cashless exercise under a program the Committee approves. Options granted under the Restated Plan are required to be exercised within three months after termination of the optionee’s service (12 months if termination is due to death or disability and 6 months if termination is due to retirement), but in no event later than the expiration of the option’s ten-year term. In addition, the Company has a policy of allowing Directors who have served 4.5 years the right to exercise their options any time prior to the original option expiration. The term over which Participants may exercise Options may not exceed ten years from the date of grant (five years in the case of ISOs granted to employees who, at the time of grant, own more than 10% of the Company’s outstanding shares of common stock).

Prohibition on Repricing. Under the Restated Plan except in connection with certain adjustment events, we may not, without stockholder approval (i) reduce the exercise price of outstanding option rights; or (ii) replace outstanding option rights with lower-priced awards.

Restricted Shares, Restricted Share Units, Unrestricted Shares and Deferred Share Units. Under the Restated Plan, the Committee may grant (i) restricted shares that are forfeitable until certain vesting requirements are met, (ii) restricted share units which represent the right to receive shares of common stock after certain vesting requirements are met, and (iii) unrestricted shares as to which the Participant’s interest is immediately vested. For restricted Awards, the Restated Plan provides the Committee with discretion to determine the terms and conditions under which a Participant’s interests in such Awards become vested. The Restated Plan provides for deferred share units in order to permit certain directors, consultants or select members of management to defer their receipt of compensation payable in cash or shares of common stock (including shares that would otherwise be issued upon the vesting of restricted shares and restricted share units). Deferred share units represent a future right to receive shares of common stock.

Whenever shares of common stock are released pursuant to these Awards, the Participant will be entitled to receive additional shares of common stock that reflect any stock dividends that the Company’s stockholders received between the date of the Award and issuance or release of the shares of common stock. Likewise, a Participant will be entitled to receive a cash payment reflecting cash dividends paid to the Company’s stockholders during the same period.

Performance Awards. The Restated Plan authorizes the Committee to grant performance-based awards in the form of Performance Units that the Committee may or may not designate as “Performance Compensation Awards” that are intended to be exempt from Code section 162(m) limitations. In either case, Performance Awards vest and become payable based upon the achievement, within the specified period of time, of performance objectives applicable to the individual, the Company or any affiliate. The Committee decides the length of performance periods, but the periods may not be less than one fiscal year of the Company.

With respect to Performance Compensation Awards, the Restated Plan requires that the Committee specify in writing the performance period to which the Award relates, and an objective formula by which to measure whether and the extent to which the Award is earned on the basis of the level of performance achieved with respect to one or more performance measures. Once established for a performance period, the performance measures and performance formula applicable to the Award may not be amended or modified in a manner that would cause the compensation payable under the Award to fail to constitute performance-based compensation under Code Section 162(m).

Under the Restated Plan, the possible performance measures for Performance Compensation Awards include basic, diluted or adjusted earnings per share; sales or revenue; earnings before interest, taxes and other adjustments (in total or on a per share basis); basic or adjusted net income; returns on equity, assets, capital, revenue or similar measure; economic value added; working capital; total stockholder return; and product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions, and sales of assets of affiliates or business units. Each measure will be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee) and, if so determined by the Committee, and in the case of a Performance Compensation Award, to the extent permitted under Code section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance measures may vary from performance period to performance period, and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.

Income Tax Withholding. As a condition for the issuance of shares of common stock pursuant to Awards, the SIP requires satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the Award or the issuance of shares of common stock.

Transferability. Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of other than by will or the laws of descent and distribution, except to the extent the Committee permits lifetime transfers to charitable institutions, certain family members or related trusts or as otherwise approved by the Committee.

Certain Corporate Transactions. The Committee shall equitably adjust the number of shares covered by each outstanding Award, and the number of shares that have been authorized for issuance under the Restated Plan but as to which no Awards have yet been granted or that have been returned to the Restated Plan upon cancellation, forfeiture or expiration of an Award, as well as the price per share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the shares of common stock, or any other increase or decrease in the number of issued shares effected without receipt of consideration by the Company. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Options under the Restated Plan such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Options so replaced. In any case, such substitution of securities will not require the consent of any person who is granted options pursuant to the Restated Plan.

In addition, in the event or in anticipation of a change in control, the Committee may at any time in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s stockholders or any Participant with respect to his or her outstanding Awards (except to the extent an Award provides otherwise), take one or more of the following actions: (a) arrange for or otherwise provide that each outstanding Award will be assumed or substituted with a substantially equivalent award by a successor corporation or a parent or subsidiary of such successor corporation; (b) accelerate the vesting of Awards for any period (and may provide for termination of unexercised Options at the end of that period) so that Awards shall vest (and, to the extent applicable, become exercisable) as to the shares of common stock that otherwise would have been unvested and provide that repurchase rights of the Company with respect to shares of common stock issued upon exercise of an Award shall lapse as to the shares of common stock subject to such repurchase right; (c) arrange or otherwise provide for payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of outstanding Awards; or (d) terminate upon the consummation of the transaction, provided that the Committee may in its sole discretion provide for vesting of all or some outstanding Awards in full as of a date immediately prior to consummation of the change in control. To the extent that an Award is not exercised prior to consummation of a transaction in which the Award is not being assumed or substituted, such Award shall terminate upon such consummation.

Notwithstanding the above, in the event a Participant holding an Award assumed or substituted by the successor corporation in a change in control is involuntarily terminated by the successor corporation in connection with, or within 12 months following consummation of, the change in control, then any assumed or substituted Award held by the terminated Participant at the time of termination shall accelerate and become fully vested (and exercisable in full in the case of Options), and any repurchase right applicable to any shares of common stock shall lapse in full. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the Participant’s termination.

In the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Committee may, in its discretion, appropriately adjust the price per share covered by each outstanding Award to reflect the effect of such distribution. Finally, if the Company dissolves or liquidates, all Awards will immediately terminate, subject to the ability of the Board to exercise any discretion that the Board may exercise in the case of a change in control.

As discussed above, In the event of a merger or the sale of substantially all of our assets, each option issued under the 2006 Share Incentive Plan may be assumed or substituted by the successor corporation. However, pursuant to our change in control policy all outstanding options vest on a change in control. If the successor corporation does not agree to assume or substitute options, each option becomes fully vested and exercisable for a period of 30 days from the date the Board notifies the optionee of the option’s full exercisability, after which period the option terminates.

Term of the Restated Plan; Amendments and Termination. The term of the Restated Plan is ten years from the date of stockholder approval of the 2006 Plan. The Board of Directors may from time to time, amend, alter, suspend, discontinue or terminate the Restated Plan; provided that no amendment, suspension or termination of the Restated Plan shall materially and adversely affect Awards already granted unless it relates to an adjustment pursuant to certain transactions that change the Company’s capitalization or it is otherwise mutually agreed between the Participant and the Committee. In addition, the Committee may not cancel an outstanding option that is out-of-the-money for the purpose of reissuing the option to the Participant at a lower exercise price or granting a replacement award of a different type. Notwithstanding the foregoing, the Committee may amend the Restated Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

Termination, Rescission and Recapture. Each Award under the Restated Plan is intended to align the Participant’s long-term interest with those of the Company. If the Participant engages in certain activities (such as disclosure of confidential or proprietary information without Company authorization, or breach of certain agreements relating to the protection of the Company’s intellectual property), either during employment or after employment with the Company terminates for any reason, the Participant is deemed to be acting contrary to the long-term interests of the Company. In such cases, except as otherwise expressly provided in the Award Agreement, the Company may terminate any outstanding, unexercised, unexpired, unpaid, or deferred Awards, rescind any exercise, payment or delivery pursuant to the Award, or recapture any common stock (whether restricted or unrestricted) or proceeds from the Participant’s sale of Shares issued pursuant to the Award.

Expected U.S. Federal Income Tax Consequences. The following is a brief summary of certain tax consequences of certain transactions under the Restated Plan. This summary is not intended to be complete and does not describe state or local tax consequences. Special rules may apply to the Company’s officers, directors or greater than ten percent stockholders. Participants in the Restated Plan should review the current tax treatment with their individual tax advisors at the time of grant, exercise or any other transaction relating to an Award or the underlying shares.

Under the Code, the Company will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income that Participants recognize pursuant to Awards (subject to the Participant’s overall compensation being reasonable, and to the discussion below with respect to Code section 162(m)). For Participants, the expected U.S. federal income tax consequences of Awards are as follows:

Non-ISOs. A Participant will not recognize income at the time a Non-ISO is granted. At the time a Non-ISO is exercised, the Participant will recognize ordinary income in an amount equal to the excess of (a) the fair market value of the shares of common stock issued to the Participant on the exercise date over (b) the exercise price paid for the shares. At the time of sale of shares acquired pursuant to the exercise of a Non-ISO, the appreciation (or depreciation) in value of the shares after the date of exercise will be treated either as short-term or long-term capital gain (or loss) depending on how long the shares have been held.

ISOs. A Participant will not recognize income upon the grant of an ISO. There are generally no tax consequences to the Participant upon exercise of an ISO (except the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is a tax preference item possibly giving rise to an alternative minimum tax). If the shares of common stock are not disposed of within two years from the date the ISO was granted or within one year after the ISO was exercised, any gain realized upon the subsequent disposition of the shares will be characterized as long-term capital gain and any loss will be characterized as long-term capital loss. If either of these holding period requirements are not met, then a “disqualifying disposition” occurs and (a) the Participant recognizes gain in the amount by which the fair market value of the shares at the time of exercise exceeded the exercise price for the ISO and (b) any remaining amount realized on disposition (except for certain “wash” sales, gifts or sales to related persons) will be characterized as capital gain or loss.

Restricted Shares, Restricted Share Units, Deferred Share Units, and Performance Awards. In general, a Participant will not recognize income at the time of grant of restricted shares, restricted share units, deferred share units or Performance Awards, unless the Participant elects with respect to restricted shares or restricted share units to accelerate income taxation to the date of the Award. In this event, a Participant would recognize ordinary income equal to the excess of the market value of the restricted shares over any amount the Participant pays for them (in which case subsequent gain or loss would be capital in nature). In the absence of an election to accelerate income taxation to the date of an Award, a Participant must recognize taxable compensation income equal to the value of any cash or shares of common stock that the Participant receives when the Award vests. The same tax consequences apply to Performance Awards.

Special Tax Provisions. Under certain circumstances, the accelerated vesting, cash-out or accelerated lapse of restrictions on Awards in connection with a change in control of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Code Section 280G, and the Participant may be subject to a 20% excise tax and the Company may be denied a tax deduction. Furthermore, the Company may not be able to deduct the aggregate compensation in excess of $1,000,000 attributable to Awards that are not “performance-based” within the meaning of Code Section 162(m) in certain circumstances.

Income Taxes and Deferred Compensation. The Restated Plan provides that participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code), and that the Company will not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes. Nevertheless, the Restated Plan authorizes the Committee to organize any deferral program, to require deferral election forms, and to grant or to unilaterally modify any Award in a manner that (i) conforms with the requirements of Section 409A of the Code; (ii) that voids any Participant election to the extent it would violate Section 409A of the Code; and (iii) for any distribution election that would violate Section 409A of the Code, to make distributions pursuant to the Award at the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is elected by the Participant, with the Committee’s consent, in accordance with Section 409A.

New Plan Benefits. The Committee will grant Awards under the Restated Plan at its discretion. Consequently, it is not possible to determine at this time the amount or dollar value of Awards to be provided under the Restated Plan, other than to note that the Committee has not granted Awards that are contingent upon the approval of the Restated Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED BIOMARIN PHARMACEUTICAL INC. 2006 SHARE INCENTIVE PLAN. IF YOU SIGN AND RETURN THE ENCLOSED PROXY CARD, UNLESS YOU DIRECT TO THE CONTRARY ON THAT CARD, OR VIA INTERNET OR TELEPHONE, THE SHARES REPRESENTED BY THAT PROXY CARD WILL BE VOTED “FOR” THE APPROVAL OF THE AMENDED AND RESTATED BIOMARIN PHARMACEUTICAL INC. 2006 SHARE INCENTIVE PLAN. THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK WHICH ARE PRESENT IN PERSON OR BY PROXY AT THE ANNUAL MEETING, ENTITLED TO VOTE ON THIS PROPOSAL AND WHICH HAVE ACTUALLY VOTED IS REQUIRED FOR APPROVAL OF THIS PROPOSAL.

Equity Compensation Plan Information

The following table provides certain information with respect to all of BioMarin’s equity compensation plans in effect as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	14,046,895	$19.04	23,178,558
Equity compensation plans not approved by stockholders	—	—	—

Total(2)	14,046,895	$19.04	23,178,558

(1)	Does not include any shares of our common stock issuable under our Amended and Restated 2006 Employee Stock Purchase Plan. The Company issues shares under this plan once every six months based on employee elections in the preceding six months. Pursuant to the terms of this plan, the number of shares to be issued and the price per share is not determined until immediately before the date of issuance. Also, does not include 333,324 restricted stock units that were outstanding at December 31, 2009 with a weighted average exercise price of $0.00 per share.
(2)	As of December 31, 2009, the weighted average remaining term of the 14,046,895 options outstanding was 6.5 years.

PROPOSAL THREE: RATIFICATION OF SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR BIOMARIN

The Audit Committee of the Board has selected KPMG LLP, an independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2010, and recommends that stockholders vote for ratification of such selection. Although stockholder ratification is not required by our Bylaws or otherwise, the Board has determined that it is desirable to request approval of this selection by the stockholders as a matter of good corporate practice. Notwithstanding this selection, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in our best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee may reconsider its selection.

Independent Registered Public Accounting Firm

Since June 11, 2002, KPMG LLP has served as our independent registered public accounting firm.

Representatives of KPMG LLP plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders and, although they do not expect to do so, they will have the opportunity to make a statement if they so desire.

The following is a summary of the fees and services provided for fiscal years 2009 and 2008.

Description of Services Provided by KPMG LLP	Year Ended December 31, 2009		Year Ended December 31, 2008
Audit Fees:	$987,440		$886,418
Audit Related Fees: These services relate to assurance and related services reasonably related to the performance of the audit or review of financial statements not included in Audit Fees above.	none		none
Tax Compliance Fees: These services relate to the preparation of federal, state and foreign tax returns and other filings.	none		none
Tax Consulting and Advisory Services: These services primarily relate to the area of tax strategy and minimizing Federal, state, local and foreign taxes.	none		none
All Other Fees:	$38,098	(1)	67,465	(2)

(1)	Reflects fees paid to KPMG for non-audit services performed in 2009 for an internal control review over our Enterprise Resource Planning System implementation.
(2)	Reflects fees paid to KPMG for non-audit services performed in 2008 for an internal control review over our Enterprise Resource Planning System implementation.

As provided in the Audit Committee charter, the Audit Committee pre-approves all of the services provided by its independent registered public accounting firm. 100% of the above services and estimates of the expected fees were reviewed and approved by the Audit Committee before the respective services were rendered.

The Audit Committee has considered the nature and amount of the fees billed by KPMG LLP and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining KPMG LLP’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. IF YOU SIGN AND RETURN THE ENCLOSED PROXY CARD, OR VOTE VIA INTERNET OR TELEPHONE UNLESS YOU DIRECT TO THE CONTRARY ON THAT CARD, OR VIA INTERNET OR TELEPHONE, THE SHARES REPRESENTED BY THAT PROXY CARD WILL BE VOTED “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER INFORMATION RELATED TO BIOMARIN, THE DIRECTORS

AND EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 1, 2010 as to: (i) each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock; (ii) each of our directors; (iii) each of our Named Executive Officers, as defined below; and (iv) all of the directors and current executive officers as a group.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. The information with respect to each person specified was supplied or confirmed by such person or based upon statements filed with the SEC. Except as otherwise indicated, the mailing address for each stockholder in the table below is c/o BioMarin Pharmaceutical Inc., 105 Digital Drive, Novato, California 94949.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Number of Shares Subject To Options(1)	Percentage of Common Stock(2)
Citadel Investment Group, L.L.C.(3)	10,128,963	—	10.0%
Vanguard Horizon Funds(4)	5,049,100	—	5.0%
PRIMECAP Management Company(5)	8,991,724	—	8.9%
FMR LLC(6)	11,015,504	—	10.9%
T.Rowe Price Associates, Inc.(7)	8,184,090	—	8.1%
Michael Grey	72,500	63,750	*
Elaine J. Heron, Ph.D.	136,250	101,250	*
Joseph Klein, III(8)	76,250	41,250	*
Pierre Lapalme	140,500	123,750	*
V. Bryan Lawlis, Ph.D.	58,750	56,250	*
Alan J. Lewis, Ph.D.	86,250	71,250	*
Richard A. Meier	71,500	63,750	*
Jean-Jacques Bienaimé	1,290,350	1,274,410	1.3%
Stephen Aselage	264,568	256,713	*
Jeffrey H. Cooper	193,959	183,375	*
Robert Baffi, Ph.D.	488,302	444,115	*
Henry J. Fuchs, M.D., Ph.D	48,332	48,332	*
All current executive officers and directors as a group (14 persons)	3,163,806	2,949,506	3.1%

*	Represents less than 1% of BioMarin’s outstanding common stock.
(1)	The “Number of Shares Subject to Options” enumerates for each 5% stockholder, director and Named Executive Officer and for all executive officers and directors in the aggregate, the shares of common stock subject to options exercisable within 60 days of March 1, 2010. These shares are included in the amounts shown in the “Number of Shares Beneficially Owned” column.
(2)	The “Percentage of Common Stock” column is based on 101,144,731 shares of common stock outstanding on March 1, 2010. Shares of common stock subject to options that are exercisable within 60 days of March 1, 2010 are deemed outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3)

Information based upon statements filed on Schedule 13G/A with the SEC on February 16, 2010. The mailing address for Citadel Investment Group, L.L.C. is 131 S. Dearborn Street, 32 nd Floor, Chicago, IL 60603. Citadel Investment Group II, L.L.C., Kenneth Griffin, Citadel Holdings I LP, Citadel Advisors LLC, Citadel Equity Fund Ltd. and Citadel Derivative Group LLC, each have shared voting power of 10,128,963 shares.

(4)	Information based upon statements filed on Schedule 13G with the SEC on February 4, 2010. The mailing address for Vanguard Horizon Funds-Vanguard Capital Opportunity Fund is 100 Vanguard Blvd., Malvern, PA 19355.
(5)	Information is based upon statements filed on Schedule 13G/A with the SEC on February 11, 2010. The mailing address for PRIMECAP Management Company is 225 South Lake Avenue, #400, Pasadena, CA 91101.
(6)	Information based upon statements filed on Schedule 13G/A with the SEC on February 17, 2009. The mailing address for FMR LLC is 82 Devonshire Street, Boston, MA 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 10,866,504 shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, as amended. Each of Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, have sole power to dispose of the 10,866,504 shares. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by Fidelity, which power resides with the Fidelity Fund’s Board of Trustees.
(7)	Information based upon statements filed on Schedule 13G/A with the SEC on February 12, 2010. The mailing address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(8)	Mr. Klein resigned from the Board of Directors on March 19, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in the ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

To the best of our knowledge, except as noted below and based solely on a review of the copies of such reports furnished to us or written representation that no other reports were required, during the fiscal year ended December 31, 2009, all officers, directors, and greater than 10% stockholders complied with all Section 16(a) filing requirements.

Executive Officers

The following table sets forth certain information concerning our executive officers as of March 25, 2010.

Name	Age	Position with BioMarin
Jean-Jacques Bienaimé	56	Chief Executive Officer
Henry J. Fuchs, M.D., Ph.D.	52	Executive Vice President and Chief Medical Officer
Stephen Aselage	58	Executive Vice President and Chief Business Officer
Robert A. Baffi, Ph.D.	55	Executive Vice President, Technical Operations
Jeffrey H. Cooper	54	Senior Vice President, Chief Financial Officer
G. Eric Davis	39	Senior Vice President, General Counsel and Secretary
Mark Wood	43	Vice President, Human Resources

There are no family relationships between any of our Directors and any of our executive officers.

Stephen Aselage joined BioMarin in July 2005 and serves as our Executive Vice President and Chief Business Officer. From June 2005 to December 2009, Mr. Aselage served as Senior Vice President, Global Commercial Development. From February 2004 to June 2005, Mr. Aselage served as Executive Vice President of Global Commercial Operations at Cell Therapeutics, a biotechnology company focused on cancer therapeutics. From September 2003 to January 2004, Mr. Aselage served as Senior Vice President of North American Sales and Marketing for Genzyme Corporation following Genzyme’s acquisition of Sangstat Medical Corporation where he had worked since February 1999. While at Sangstat, Mr. Aselage restructured the company’s sales, marketing and medical affairs groups. From 1996 through 1999, Mr. Aselage served as Director of Sales and Marketing at Advanced Tissue Sciences. Earlier in his career, Mr. Aselage held a variety of sales and sales management positions at biotechnology and pharmaceutical companies including Rhône-Poulenc Rorer Pharmaceuticals (now Sanofi-Aventis), Genentech, Inc., and Bristol Laboratories. Mr. Aselage holds a B.S. in biology from the University of Notre Dame.

Robert A. Baffi, Ph.D., joined BioMarin in May 2000 and currently serves as our Executive Vice President of Technical Operations, responsible for overseeing manufacturing, process development, quality, compliance and analytical chemistry departments. From 2000 to December 2009, Dr. Baffi serviced as Senior Vice President of Technical Operations. From 1986 to 2000, Dr. Baffi served in a number of increasingly responsible positions at Genentech, primarily in the functional area of quality control. Prior to Genentech, Dr. Baffi worked for Cooper BioMedical as a research scientist and at Becton Dickson Research Center as a post-doctoral fellow. Dr. Baffi has contributed to more than 20 regulatory submissions for product approval in the United States and Europe and to more than 50 regulatory submissions for investigational new drug testing. Dr. Baffi received a Ph.D., M. Phil and a B.S. in biochemistry from the City University of New York and an M.B.A. from Regis University.

Jeffrey H. Cooper, C.P.A. (inactive), joined BioMarin in October 2003 and currently serves as our Senior Vice President, Chief Financial Officer. Prior to joining BioMarin, Mr. Cooper served as Vice President of Finance at Matrix Pharmaceutical, where he worked since June 1998. In his career, he held numerous finance-related positions within the health care and pharmaceutical industries, including corporate controller at Foundation Health Systems, and director of business analysis at Syntex Corporation, a company he worked for from 1983 to 1995. Mr. Cooper, a certified public accountant, earned a B.A. in economics from the University of California, Los Angeles, and an M.B.A. from Santa Clara University.

G. Eric Davis joined BioMarin in March 2004, and currently serves as our Senior Vice President, General Counsel and Secretary. From 2004 to December 2005, Mr. Davis served as our Vice President, General Counsel and Secretary. From 2000 to 2004, Mr. Davis worked in the San Francisco office of Paul, Hastings, Janofsky & Walker LLP, where he served on the firm’s national securities practice committee. Mr. Davis has represented public and private companies and venture capital and investment banking firms in a wide range of corporate and securities matters, mergers and acquisitions, strategic alliance matters, and intellectual property-related business transactions. His experience involves a variety of industries, including biotechnology and life sciences. Mr. Davis received a B.A. in political economy from the University of California, Berkeley, and a J.D. from the University of San Francisco School of Law.

Henry J. Fuchs, M.D., joined BioMarin in March 2009, and currently serves as our Executive Vice President and Chief Medical Officer. From March 2009 to December 2009, Dr. Fuchs served as our Senior Vice President and Chief Medical Officer. From September 2005 until December 2008, Dr. Fuchs served as Executive Vice President and Chief Medical Officer for Onyx Pharmaceuticals, a biopharmaceutical company. Dr. Fuchs was Chief Executive Officer of IntraBiotics, a biotechnology company. He originally joined IntraBiotics in 1996 as Vice President of Clinical Affairs before assuming the role of President and Chief Operating Officer in 2001. From 1987 to 1996, Dr. Fuchs was employed by Genentech where he held a number of positions of increasing responsibility. While there he led the clinical team that played an integral role in the approval of Herceptin, a breast cancer treatment, as well as Pulmozyme, a therapeutic for cystic fibrosis. Dr. Fuchs earned an M.D. degree from George Washington University and a B.A. in biochemical sciences from Harvard College. Dr. Fuchs serves on the board of Ardea Biosciences.

Mark Wood joined BioMarin in May 2004 as Senior Director, Human Resources and was appointed to his current position as Vice President of Human Resources in June 2006. From June 2002 to May 2004, Mr. Wood was the sole proprietor of a human resources consulting practice assisting clients in the areas of compensation, leadership development, organizational effectiveness, and general human resources matters. From September 1999 to June 2002, Mr. Wood served as Vice President of Human Resources & Administration at AG Consulting, a global professional services firm that he joined in October 1998. Prior to joining AG Consulting, Mr. Wood was the manager of compensation and quantitative analysis at Genentech from 1993 to 1998 and held a variety of human resources positions at Wells Fargo Bank from 1991 to 1993. Mr. Wood holds a Master’s degree in Industrial and Labor Relations from Cornell University, and a Bachelor’s degree in Psychology and Management from the State University of New York at Buffalo.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our executive compensation decisions and the most important factors relevant to an analysis of these decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our Named Executive Officers (whom we refer to in this discussion as our NEOs) and places in perspective the data presented in the tables and other quantitative information that follows this section.

Compensation Objectives and Philosophy

We believe that attracting and retaining superior employees at all levels of the Company is a key to the success of our business and creating long-term stockholder value, and therefore is a primary goal of our compensation program. We recognize that highly qualified executives and other skilled professionals have many career opportunities and that their choices to pursue their careers with us may rest in part upon the compensation we offer. Accordingly, our compensation philosophy is to provide competitive overall compensation that attracts and retains top performers. To achieve these goals, our compensation program is structured to:

•	provide total compensation and compensation elements that are competitive with those companies that are competing for available employees;

•

provide a mix of compensation that provides a meaningful base compensation, with a potential to earn additional amounts based on achievement of defined corporate goals, generally with an expected completion within 12 months, and provide employees with the opportunity to share in the long-term growth of the Company through equity compensation; and

•	reward exceptional performance by individual employees.

The market for talented individuals in the biotechnology industry is very competitive nationally, and particularly in the San Francisco Bay Area. While we consider peer groups, as discussed below, and receive advice from an independent compensation consultant, no single factor is determinative in setting compensation structure or allocating among elements of compensation. To ensure that we are appropriately compensating our employees and that we have appropriate human resources to execute on our business plans, our Compensation Committee and our Board consider a wide variety of information and use their judgment in making compensation decisions. In order to ensure that our compensation is competitive, our Compensation Committee has adopted a goal to target typical base salaries at the 50th percentile and total compensation at the 75th percentile of our peer group, although individuals may be paid above or below these levels based on their experience, performance, position requirements and/or future contribution to the business.

In reviewing the Company’s 2009 performance, the Compensation Committee considered the Company’s success during 2009, including advancing its product pipeline, the net product revenue growth for Naglazyme (27.1%) and Kuvan (64.5%) and a 9.5% growth in total revenue over 2008. In addition, the Compensation Committee considered the achievement of the Company’s product pipeline, including the initiation of the clinical trials of GALNS and PEG-PAL, and the successful acquisition of Firdapse from Huxley Pharmaceuticals Inc. However, the Compensation Committee also noted the challenges affecting the broad economy and the Company’s industry, which generally indicated that a more modest increase in compensation as compared to prior years, was appropriate.

Our Compensation Committee

Our Compensation Committee is composed entirely of independent directors, within the meaning of NASDAQ Listing Rule 5605(a)(2). Our Compensation Committee has responsibility for setting our general compensation policy, plans, and programs. The duties of the Compensation Committee include:

•	Recommending to the full Board the compensation of the Chief Executive Officer and outside directors;

•	Setting the compensation, both the specific elements (i.e., salary, bonus, and equity grants) and amount, of the other executive officers;

•	Approving the peer group for executive and director compensation benchmarking;

•	Approving the goals and performance requirements, thresholds, and maximum funding for our annual bonus program;

•	Administering our 2006 Share Incentive Plan and our Non-Qualified Deferred Compensation Plan; and

•	Consulting with outside experts in the review and analysis of executive and director compensation.

These responsibilities are detailed in the charter of the Compensation Committee. The full text of the Compensation Committee Charter can be found in the Corporate Governance section of the Investors section of our website at www.bmrn.com. The composition of the Compensation Committee is determined by our Board, after a recommendation by the Corporate Governance and Nominating Committee.

Compensation Process

The implementation of our compensation philosophy is done under the supervision of the Compensation Committee. The compensation for our Chief Executive Officer, Mr. Bienaimé (whom we refer to in this discussion as the CEO), is approved by our Board, after the Compensation Committee provides its analysis and recommendation. The Compensation Committee has direct responsibility for establishing the compensation for the direct reports to the CEO, including all of our executive officers. To assist the Compensation Committee, the CEO and the Vice President of Human Resources make recommendations to the Compensation Committee as to specific elements (i.e. salary, bonus and equity grants) of compensation. Management, under the guidelines and policies established by the Compensation Committee, makes decisions on all aspects of compensation for non-executive officer employees.

Our CEO, Mr. Davis, our Senior Vice President, General Counsel and Secretary, and Mr. Wood, our Vice President, Human Resources, in addition to the Committee’s advisor, regularly attend portions of the Compensation Committee meetings for the purpose of providing analysis, information, and management’s recommendations on various human resources and compensation matters. These employees generally do not participate in the executive sessions of the Compensation Committee.

Throughout 2009 and continuing through the date of this proxy statement, the Compensation Committee engaged Radford Surveys Consulting (“Radford”), an Aon Consulting Company, as an independent advisor to the Compensation Committee. Radford conducted analysis and provided advice on, among other things, the appropriate peer group, CEO and executive compensation, equity compensation, and compensation trends in the biotechnology industry. Radford reports directly to the Compensation Committee, with the committee retaining sole authority to direct the work and employ the firm. As part of its analysis, Radford collected and analyzed compensation information from a comparative group of biotechnology companies or peer group approved by the Compensation Committee. The Compensation Committee evaluates the criteria used in establishing the peer group at least annually, to ensure that it appropriately represents the companies competing with us to attract and retain human talent. The Committee seeks input from management in addition to the independent advisor to ensure the group is consistent with the Company’s current business model. The list of companies in the peer group is approved based on various factors including size, market capitalization, stage of development, product revenue, and product focus. During 2009, we used a peer group that included biotechnology companies with a market capitalization of between $1-5 billion and expected revenues from product sales in 2009 of $100-500 million. Based on these criteria, the peer group included in the 2009 analysis by Radford was composed of the following companies: Alexion Pharmaceuticals; Alkermes, Inc.; Amylin Pharmaceuticals, Inc.; Auxilium Pharmaceuticals; Cephalon Inc.; Cubist Pharmaceuticals; CV Therapeutics; Endo Pharmaceuticals; Genomic Health; Intermune; ISIS Pharmaceuticals; Myriad Genetics; Nektar Therapeutics; Onyx Pharmaceuticals; OSI Pharmaceuticals; Regeneron Pharmaceuticals; Sepracor; The Medicines Company; United Therapeutics; United Thereapeutics; Vertex Pharmaceuticals; ViroPharma; Zymogenetics (the “2009 Peer Group”). The 2009 Peer Group was used when considering all of the recent compensation decisions.

Elements of Compensation Package

We generally provide three major categories of compensation: base salary, an annual cash bonus, and equity compensation. We believe that the combination of these three elements allow us to attract and retain employees in the very competitive San Francisco Bay Area and national market and to balance the motivation of all of our employees to execute on immediate goals and to remain conscious of our strategic imperatives and long-term goals.

The allocation of the individual components of compensation is based on a number of factors, including competitive market conditions and on classes of employees. Generally, the percentage of compensation at risk, either in the form of cash bonus or equity compensation, increases for more senior employees. Our executive officers have the highest percentage of their total compensation at risk and the highest percentage of total compensation allocated to equity compensation. We believe that this is appropriate as the more senior employees have more influence on whether or not we achieve our strategic imperatives and long-term goals.

The bonus program is an annual cash bonus, which is based on both meeting corporate and individual performance goals. The details of this program are discussed below.

Our equity compensation has historically been in the form of stock options. Our option grant practice is described below. Beginning in 2007, our Board and senior management began to receive a portion of their equity compensation in the form of restricted stock units. We believe that this is an appropriate adjustment to increase the share ownership of our management while limiting the total number of shares issued in our equity compensation program to minimize stockholder dilution.

Additionally, we provide a comprehensive benefits package, including health insurance, dental insurance, life insurance, disability insurance, a 401(k) matching program, and an Employee Stock Purchase Plan, which is intended to meet the requirements of Section 423 of the Code. These benefits are generally available to all employees on an equal basis, including our NEOs. The 401(k) matching program matches 100% of the employee’s contribution up to the lesser of 2% of salary or $4,000.

Salary Adjustments

We generally review our compensation practices on an annual basis in a process that takes several meetings. The first step in the process is that the Compensation Committee, with the support of management and our independent compensation consultant, reviews trends in the biotechnology compensation practices and reviews and approves the list of peer companies used in the later stages of the process.

Thereafter, management presents the Compensation Committee with recommendations regarding proposed adjustments to compensation elements and a variety of supporting data, including comparative compensation information from the approved peer group. This is presented individually for executive officers, including the NEOs, and based on classes of position for all other employees. Management includes significant supporting data with the presentation. These recommendations are discussed with and without management present and are discussed with the independent compensation consultant. The Compensation Committee then determines what, if any, adjustments to the compensation elements are appropriate for employees other than the CEO.

The Compensation Committee also reviews the market information provided by the independent compensation consultant, considers the CEO’s performance and experience, and makes recommendations for adjustments to the CEO’s compensation. These discussions are conducted in executive sessions without involvement by management. The Compensation Committee then presents the recommendations for the CEO to the Board for consideration and approval. All compensation decisions for the CEO must be approved by the Board. Prior to setting Mr. Bienaimé’s salary increase for 2009, the Committee engaged Radford to perform an independent review of Mr. Bienaimé’s compensation. In addition to the review, the Compensation Committee and the Board considered the Company’s success in advancing its product pipeline, the acquisition of the product candidate for Duchenne muscular dystrophy, the revenue growth for Naglazyme and Kuvan, and the overall appreciation of the Company’s share price and determined an increase at the upper end of the peer group range was appropriate. In December 2008, the Board approved a 6% increase to Mr. Bienaimé’s salary.

In addition, each NEO is also individually evaluated based on their experience and tenure. For instance, Mr. Aselage and Dr. Baffi have very significant experience at their current positions. Accordingly, the Compensation Committee believes that it is appropriate to compensate them at the higher end of the peer group. In contrast, Mr. Cooper and certain other executive officers such as Mr. Davis and Mr. Wood have comparably less tenure in their current position or with BioMarin. Accordingly, in December 2008 for fiscal year 2009, the Compensation Committee approved increases to base salaries for each of the NEOs ranging from five to ten percent, which was generally consistent with the salary increases provided to the nonexecutive employees of the Company.

In setting Mr. Bienaimé’s base salary increase for 2010, the Compensation Committee and the Board considered the Company’s success in launching Kuvan and continuing to expand the Naglazyme revenue the initiation of the PEG-PAL trial, and the pre-IND work related to GALNS, and balanced this against the challenging macro economic environment. In December 2009, the Board approved a 5% increase to Mr. Bienaimé’s base salary for 2010.

In December 2009, the Compensation Committee evaluated its continuing program to bring executive base salary, on average, to the median of the peer group. Each NEO was individually evaluated based on their experience and tenure. The Committee determined that, although the peer group targets continue to be the overall goal, because of the challenging macro economic conditions, it was appropriate to implement a more modest total salary increase and target accomplishing the overall compensation goal over a longer period of time. Accordingly, the Compensation Committee approved increases to base salaries, effective on March 8, 2010, for each of the NEOs ranging from 4% to 6%, which was generally consistent with the salary increases provided to the nonexecutive employees of the Company.

Cash Bonus

We maintain a company wide annual cash bonus program. The bonus program is generally based on corporate performance, with adjustments made within a range for individual performance. The corporate performance determines the size of the entire bonus pool and the individual performance determines the actual pay out to each employee. The bonus is paid in the first quarter of each year, based on the employee’s performance in the prior year.

The bonus program, including specific objective and quantifiable corporate goals and target pay outs by level, are reviewed and approved by the full Board in December at the time the Board considers the budget for the following year. The goals are prepared in an interactive process in which the Compensation Committee works with the CEO and other members of management to develop corporate performance goals that are set at levels that the Compensation Committee believes management can reasonably achieve if the Company as a whole executes on its business plan. The corporate goals are designed to enhance long-term stockholder value by providing a foundation that will enable us to realize our long-term strategic plan. In setting these goals, the Compensation Committee seeks to provide appropriate short-term incentives to achieve near-term operational goals that directly support our longer-term goals of commercialization of current and new products. We have not disclosed the specific corporate goals as they are based on various strategic elements, each of which is confidential and the Compensation Committee has determined that disclosure of the goals can result in competitive harm to us. The following table describes the general nature of the goals for 2009, each of which was assigned a percentage weight consistent with the following order:

General Description	Total Funding Percentage
Goals related to financial performance including product revenue and net income	50%
Goals related to milestones for clinical programs	40%
Goals related to milestones for preclinical programs	10%

Total	100%

The following table describes the general nature of the goals for 2010 as approved by the Compensation Committee and the Board:

General Description	Total Funding Percentage
Goals related to financial performance including product revenue and net income	50%
Goals related to milestones for clinical programs	32.5%
Goals related to milestones for preclinical programs	12.5%
Goals related to manufacturing bulk drug product in our new facility	5%

Total	100%

In 2009, our performance against our goals resulted in a calculated bonus pool of 110% of the target bonus pool. As a comparison, in 2008 and 2007, our performance against our goals resulted in a pay out in February 2009 and February 2008 of 114% and 109%, respectively, of the target bonus pool. The 2009 target bonus for each NEO expressed as a percentage of base salary is determined by the employee’s position at the Company. The target bonus amounts for the NEOs for 2009 bonuses (which were paid in February 2010) were: Mr. Bienaimé, 100% of base salary; Mr. Aselage and Dr. Fuchs, 40% of base salary; Drs. Baffi and Mr. Cooper, 35% of base salary. Mr. Bienaimé’s target bonus is at the higher end of the 2009 Peer Group. The Board determined that this higher target is appropriate given Mr. Bienaimé’s extensive experience as the chief executive of several biotechnology companies, and his demonstrated success in creating stockholder value and advancing our development as a company, and our target of establishing total compensation at the 75th percentile of the market. Because the bonus targets for several of the NEOs other than Mr. Bienaimé continue to be substantially below the 75th percentile of the market, for 2010, the Compensation Committee increased Mr. Aselage’s target bonus to 45% of base salary and Dr. Baffi’s target bonus to 40% of base salary. The Committee believes that these increases are appropriate due to Mr. Aselage’s position as head of our commercial organization, and Dr. Baffi’s tenure with the company, promotion to executive vice president and his position supervising all of our manufacturing operations, which accounts for approximately half of all of our employees. For 2010, no changes were made to target bonus amounts for Mr. Cooper or Dr. Fuchs. The Board meets near the end of each year to review our performance against the prior year’s goals and approve the bonus pool pay out. At that time, the Board also approves the specific pay out to the CEO and the Compensation Committee approves the specific pay out to the other executive officers. In consultation with individual managers, our management then approves the individual pay outs to employees other than the executive officers. Individual pay outs from the bonus pool to employees other than executive officers continued to depend on the employee’s position and individual performance. Consistent with prior years, and in recognition of the philosophy of the Compensation Committee and the CEO that the performance of the Company is determined in large part by the performance of the executive management acting collaboratively as a team, in December 2009, the Compensation Committee chose not to differentiate performance and approved a 2009 bonus for each executive equal to the executive’s target bonus amounts expressed as a percentage of base salary multiplied by the 110% company wide funding level.

The purpose of this decision is to not only align the individual executive’s performance with the Company’s overall performance but to also minimize any personal or individual discretion that comes from setting individual objectives for executives. The specific amount paid to each NEO for 2009 is listed in the Summary Compensation Table below.

The bonus program has various payout levels depending on our performance against the goals. If the corporate goals relating to financial performance, i.e. net income and Naglazyme and Kuvan revenue goals, are achieved, the pay out is based on a sliding scale. If we achieve 75% of our financial goal, 75% of the amount attributable to the goal will be funded. The amount funded increases proportionally up to a maximum of 200% of the amount associated with the goal, upon reaching 200% of target. The Board has also set a minimum achievement of 75% of the financial goal in order to fund any bonus amount for the financial performance goal. For the goals related to clinical and preclinical programs, each goal has three levels of performance, threshold, target and maximum, based on whether the company has accomplished the minimum acceptable level of performance (threshold), accomplished the goal (target) or exceeded it (maximum). If we do not attain at least the threshold performance level, there will be no pay out attributable to that goal. If we achieve the threshold performance level, then 75% of the amount attributable to that goal will be funded. If we achieve the target goal, then 100% of the amount attributable to that goal will be funded and if we exceed the goal and achieve the maximum performance level is achieved, then 125% of the amount attributable to that goal would be funded. We believe that in order to achieve an overall competitive pay program, including salary plus incentives, we need to allow for the above target incentives for achieving our goals. We feel that this type of structure motivates executives to challenge their teams to not only meet but exceed goals that add value to our stockholders. In addition, as a commercial company, we are seeking to provide greater pay for performance elements to our plan tied to specific business outcomes that can increase stockholder value.

Equity Compensation

We grant stock options to virtually all newly hired employees. Additionally, we currently make annual stock option grants to almost all employees, the only general exception being employees who are performing below expectations or who have recently joined the Company. New hire grants for non-executives are approved by the CEO, subject to guidelines approved by the Compensation Committee. The guidelines are based primarily on competitive option grant practices in the market where we compete for employees. All other grants are approved by the Compensation Committee or the full Board.

The timing of the annual grant is the date of the annual meeting of stockholders. The Board elected to implement this process so that the options are granted on a predictable day each year and at a time that will tend to minimize the amount of material non-public information in the possession of the Board or the executive officers.

In order to manage total share dilution and to better align the interests of our executives with our stockholders, a portion of the equity awards granted to executive officers are made in the form of restricted stock units. Currently, approximately 25% of the total value of the equity award is made in restricted stock units. We expect that in the future we will continue to evaluate the appropriate employee population to receive restricted stock units.

The equity compensation granted to each employee, including the NEOs, in May 2009 was determined based upon a number of factors. The Compensation Committee gave particular consideration to the Company’s performance, and also considered equity grants of the 2009 Peer Group based on a Black-Scholes valuation. For a discussion of assumptions used in calculating the Black-Scholes valuation see Note 3 to the Company’s Financial Statements for the year ended December 31, 2009 included in the 2009 Annual Report. In determining the allocation of options and restricted stock units, the Compensation Committee considered a variety of factors, including the effect on the total number of shares to be issued under the 2006 Plan, peer group practices, and the comparative value of options and restricted stock units. Overall, the Compensation Committee sought to grant equity compensation at the 75th percentile of the 2009 Peer Group. This is consistent with the Compensation

Committee’s overall goal of targeting total compensation at the 75th percentile. For the NEOs other than Mr. Bienaimé, the considerations in differentiating grants among the NEOs were principally tenure and experience, as discussed under Salary Adjustments above. For Mr. Bienaimé, the principal consideration was evaluating the practices of the 2009 Peer Group and considering our performance against the 2009 Peer Group.

We have reviewed our historical option grant practices to consider if the options were properly dated. Based on such review, we believe that all options were issued on the date approved by the Board or a properly authorized committee and that the exercise price for each option issued since the date of our initial public offering was the closing price of our common stock on the date of issuance, unless the option grant specifically approved a different price in accordance with the terms of the applicable option plan pursuant to which such option was granted.

Perquisites

We provide our NEOs, along with other officers, a limited number of perquisites. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.

We provide the following to our NEOs:

•

Reimbursement for Financial Planning and Tax Preparation. We reimburse our executive officers, including our NEOs, for personal financial planning and tax preparation. The benefit is limited to $3,500 annually for vice presidents and senior vice presidents who report directly to our CEO and $2,500 annually for all other vice presidents, and is taxable to the executive. The perquisite is intended to encourage executives to engage knowledgeable experts to assist with financial and tax planning.

•

Life Insurance. In accordance with the terms of our employment agreement with Mr. Bienaimé dated May 11, 2005 and amended and restated on January 1, 2009, in addition to the life insurance generally provided to all employees, we provide Mr. Bienaimé with a fully paid, whole life insurance policy with a stated death benefit of $500,000 and a term life insurance policy with a death benefit of $1,000,000.

During a portion of 2009, we provided Mr. Aselage with certain hotel reimbursements while he was required to work late in Novato, California. We determined that these amounts did not qualify as a business expense under Internal Revenue Service (“IRS”) guidelines. Accordingly, we discontinued this benefit.

Nonqualified Deferred Compensation

Our NEOs, members of management, other highly compensated employees and members of the Board are eligible to enroll in our Deferred Compensation Plan under which participants may elect to defer all or a portion of their salary, annual cash bonus and restricted stock awards otherwise payable to them, and thereby defer taxation of these deferred amounts until actual payment of the deferral amounts in future years. This plan was implemented in 2006 as a financial planning tool for senior employees and allows them to save for retirement in a tax-effective way at minimal cost to us. The Board amended and restated the Deferred Compensation Plan on January 1, 2009 in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and related Treasury Regulations. See the Nonqualified Deferred Compensation table below for detailed information regarding the account balances for each NEO.

Post-Employment Obligations

We have employment agreements with each of our executive officers that include severance provisions. Under the terms of the employment contracts, with respect to each NEO other than Mr. Bienaimé, upon an involuntary termination by us without cause, or a termination by the executive under specific circumstances, such as a relocation more than 50 miles from their previous job location, a substantial reduction in the officer’s duties, status or reporting structure or a decrease in the officer’s base salary, the employment agreements provide for a cash severance payment equal to year’s base salary and target bonus. With respect to Mr. Bienaimé, except for a termination for cause, he is entitled to a cash severance payment equal to 200% of his base salary and continuation of medical insurance benefits for 30 months, depending on the nature of termination, acceleration of all unvested equity awards, and certain other benefits continuation and certain gross up payments to cover certain tax liabilities related to the severance payments.

In addition, pursuant to our Severance Plan, as amended and restated in March 2009 (the “Severance Plan”), immediately upon a change in control, all unvested options held by each of the NEOs, other than Mr. Bienaimé, will immediately vest. The accelerated vesting occurs upon a change in control, whether or not the employee is terminated.

We believe that these provisions enhance retention in the face of the disruptive impact of a pending change in control of the company. In addition, the program is intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of our stockholders and other constituents without undue concern over whether the transactions may jeopardize the executives’ own employment.

No benefits will be paid to Mr. Bienaimé under his employment agreement if the termination is for cause, for a voluntary resignation (other than as set forth above), or retirement. No benefits will be paid to the other executive officers under the employment agreements if the termination is for cause, for a voluntary resignation (other than as set forth above), retirement or due to death.

Please see Potential Payments Upon Termination or Change in Control below for a more detailed discussion of the severance and change in control provisions in our NEO’s employment contracts.

Accounting and Tax Considerations.

Nonqualified Deferred Compensation—On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, adding Section 409A of the Code which changed the tax rules applicable to nonqualified deferred compensation arrangements. While the final Treasury Regulations under Section 409A did not become effective until January 1, 2009, the Company believes it operated in good faith compliance with the provisions of Section 409A which became effective on January 1, 2005. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation” below.

Accounting for Stock-Based Compensation—Beginning on January 1, 2006, we adopted the provisions of SFAS 123R, now referred to as FASB ASC Topic 718, which require us to estimate and record an expense for each equity award over the vesting period of the award, and estimate prospective forfeitures. Generally, the Compensation Committee does not make compensation decisions based on the tax or accounting treatment of any particular form of compensation; however, it has considered and approved and may in the future consider the grant of alternative equity incentives to our NEOs in lieu of stock option grants in light of the accounting impact of FASB ASC Topic 718 with respect to stock option grants and other considerations.

Section 162(m)—Section 162(m) of the Code limits our deduction for federal income tax purposes to not more than $1,000,000 of compensation paid to certain executive officers in a calendar year. Compensation above $1,000,000 may be deducted if it is “performance-based compensation.” The Board and the Compensation Committee regularly consider the impact of Section 162(m) of the Code, regarding the deductibility of compensation to certain executive officers in excess of $1,000,000 but have not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our goals, the Compensation Committee has not adopted a policy that allows all executive compensation to be deductible. To date, exclusive of stock option exercises, there have been a very limited number of executives whose compensation, including salary, bonus and grants of restricted stock units, have exceeded this amount. The Committee and the Board will continue to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and may, in the future, consider qualifying the Company’s equity compensation plans and/or bonus plans so that compensation payable under those arrangements is fully deductible under Section 162(m).

Director and Officer Stock Ownership Guidelines

In order to preserve the linkage between the interests of executives and those of stockholders, the Compensation Committee and the Board established share retention guidelines for our executives. The guidelines recommend that our directors should hold shares equal to the lesser of 10,000 shares of common stock or three times the director’s annual cash retainer amount, our chief executive officer should hold shares of the company with a value equal to at least three times his or her base salary and the senior vice presidents should hold shares of the company with a value equal to at least two times his or her base salary. All shares of restricted stock held by our officers and directors, whether or not vested, are included in the calculations. To give the officers time to comply with this recommendation, the Compensation Committee determined that our directors and officers should have until June 2013 to comply with these guidelines. As of December 31, 2009 Mr. Bienaimé beneficially held shares equal to 3.1 times his base salary, Drs. Fuchs and Baffi held shares equal to 0.9 and 4.3 times their base salary, respectively, and Messrs. Cooper and Aselage held shares equal to 2.0 and 4.1 times their base salary, respectively. In addition, as of December 31, 2009, all of our directors held shares equal to three times their respective annual cash retainer amounts. The Committee believes these retention requirements are an important tool in aligning the interests of the company’s executives with the long-term interests of the Company’s stockholders.

COMPENSATION COMMITTEE REPORT(2)

The Compensation Committee is responsible for setting general compensation goals and operational guidelines for BioMarin personnel, for recommending the chief executive officer’s and director’s compensation for consideration by the full Board, for setting all elements of the compensation of the other executive officers of BioMarin, and for approving grants of stock options for executive officers of BioMarin. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted on March 22, 2010 by the members of the Compensation Committee of the Board of Directors:

Alan J. Lewis, Ph.D., Chairman

Michael Grey

V. Bryan Lawlis, Ph.D.

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of BioMarin under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table discloses compensation paid by us during 2009 to: (i) Jean-Jacques Bienaimé, our Chief Executive Officer; (ii) Jeffrey H. Cooper, our Chief Financial Officer; and (iii) Henry J. Fuchs, M.D., Ph.D., Robert A. Baffi, Ph.D. and Stephen A. Aselage, the three most highly-compensated officers other than the Chief Executive Officer and Chief Financial Officer who were serving as officers at the end of fiscal year 2009 and whose salary and bonus exceeded $100,000. These individuals are referred to as the “Named Executive Officers.”

Name and Principal Position	Year	Salary		Stock Awards(1)		Option Awards(2)		Non-Equity Incentive Plan Compensation(3)		All Other Compensation(4)			Total
Jean-Jacques Bienaimé Chief Executive Officer	2009 2008 2007	$ $ $	739,482 673,439 636,933	$ $ $	460,480 1,157,700 346,600	$ $ $	1,821,600 7,891,080 1,409,600	$ $ $	794,962 769,500 733,815	$ $ $	29,985 29,037 24,622	(5) (5) (5)	$ $ $	3,846,509 10,520,756 3,151,570
Jeffrey H. Cooper Senior Vice President, Chief Financial Officer	2009 2008 2007	$ $ $	351,408 314,714 279,519	$ $ $	115,120 308,720 138,640	$ $ $	455,400 1,182,240 528,600	$ $ $	133,405 123,690 96,773	$ $ $	7,598 5,999 8,684		$ $ $	1,062,931 1,935,363 1,052,216
Henry J. Fuchs, M.D., Ph.D. Executive Vice President & Chief Medical Officer(6)	2009 2008 2007	$ $ $	339,038 — —	$ $ $	221,000 — —	$ $ $	923,200 — —	$ $ $	180,400 — —	$ $ $	54,931 — —	(7)	$ $ $	1,718,569 — —
Robert A. Baffi, Ph.D Executive Vice President, Technical Operations	2009 2008 2007	$ $ $	331,914 299,366 284,327	$ $ $	129,510 308,720 138,640	$ $ $	531,300 1,272,840 528,600	$ $ $	122,301 119,700 98,325	$ $ $	7,148 5,781 10,309		$ $ $	1,122,173 2,006,407 1,060,201
Stephen Aselage Executive Vice President & Chief Business Officer	2009 2008 2007	$ $ $	361,525 328,561 294,965	$ $ $	172,680 385,900 173,300	$ $ $	683,100 1,544,640 616,700	$ $ $	155,459 150,480 136,160	$ $ $	13,685 4,355 8,112	(8)	$ $ $	1,386,449 2,413,936 1,229,237

(1)	The amounts in this column reflect the full grant date fair values in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see Note 3 the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2009.
(2)	The amounts in this column reflect the full grant date fair values in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see Note 3 the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2009.
(3)	Amounts noted for 2009 represent amounts earned by Named Executive Officers during 2009, but paid in 2010. Amounts noted for 2008 represent amounts earned by Named Executive Officers during 2008, but paid in 2009. Amounts noted for 2007 represent amounts earned by the Named Executive Officers during 2007, but paid in 2008.
(4)	These amounts represent the premiums paid for life insurance benefits, personal tax preparation/financial planning consultation and vested 401(k) matching for each Named Executive Officer.
(5)	Includes payments of life insurance premiums of $18,641, $21,485 and $22,433 and a reimbursement of personal tax preparation/financial planning services of $3,325, $3,552 and $3,552 for 2007, 2008 and 2009, respectively.
(6)	Dr. Fuchs joined the company in March 2009, therefore, no amounts appear in the table for 2007 and 2008.
(7)	Includes $50,000 sign-on bonus paid to Dr. Fuchs when he joined the company in March 2009.
(8)	Includes $5,056 for hotel reimbursements that did not qualify as a business expense under IRS guidelines.

Grants of Plan-Based Awards

The following table sets forth certain information for each plan-based award during fiscal year 2009 to each of the Named Executive Officers.

Name(a)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Jean-Jacques Bienaimé	5/12/09	—	—	—	—	240,000	14.39	1,821,600
	5/12/09	—	—	—	32,000	—	—	460,480
	—	542,019	722,693	1,174,375	—	—	—	—
Jeffrey H. Cooper	5/12/09	—	—	—	—	60,000	14.39	455,400
	5/12/09	—	—	—	8,000	—	—	115,120
	—	259,879	346,505	563,071	—	—	—	—
Robert A. Baffi, Ph.D.	5/12/09	—	—	—	—	70,000	14.39	531,300
	5/12/09	—	—	—	9,000	—	—	129,510
	—	238,248	317,664	516,204	—	—	—	—
Henry J. Fuchs, M.D., Ph.D.	3/2/09	—	—	—	—	160,000	11.05	923,200
	3/2/09	—	—	—	20,000	—	—	287,800
	—	307,500	410,000	666,250	—	—	—	—
Stephen Aselage	5/12/09	—	—	—	—	90,000	14.39	683,100
	5/12/09	—	—	—	12,000	—	—	172,680
	—	264,987	353,316	574,139	—	—	—	—

(1)	Amounts represent potential payments under our 2009 bonus plan, which was paid in 2010. For further discussion on our bonus program, please see the Compensation Discussion and Analysis and see the Summary Compensation Table for amounts actually paid under the 2009 bonus plan.
(2)	Options were granted at an exercise price equal to the closing price of our common stock on NASDAQ on the date of the grant.
(3)	The amounts presented above represent the full grant date fair value of the restricted stock award or option grant in with FASB ASC Topic 718. For assumptions used in determining these values, see Note 3 the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2009.

The number of options and restricted stock units granted to the Chief Executive Officer are determined based on recommendations by the Compensation Committee and are approved by the Board and the number of options and restricted stock units granted to the other Named Executive Officers are determined by the Compensation Committee. Please see Compensation Discussion and Analysis for additional information regarding grant practices. Except as otherwise noted, options vest 6/48ths on the six month anniversary of the date of grant, and 1/48th per month thereafter for the next 3.5 years, and remain exercisable for ten years after the date of grant. Restricted stock units vest in four equal quarters on the anniversary of the date of the grants.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding unexercised options granted pursuant to equity awards as of the end of fiscal year 2009 for each of the Named Executive Officers.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards					Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(13)
Jean-Jacques Bienaimé	111,764	0		6.46	5/10/15	10,000	(9)	188,100
	162,500	0		9.86	11/10/15	22,500	(10)	423,225
	162,500	0		12.99	5/10/16	32,000	(11)	601,920
	223,958	26,042	(2)	12.99	5/10/16
	168,229	256,771	(3)	38.59	5/21/18
	5,500	16,500	(4)	17.86	12/16/18
	192,708	57,292	(5)	17.54	11/19/16
	100,000	60,000	(6)	17.33	6/7/17
	35,000	205,000	(7)	14.39	5/11/19

Jeffrey H. Cooper	1,459	0		5.15	8/18/14	4,000	(9)	75,240
	13,750	0		6.13	1/6/15	6,000	(10)	112,860
	27,500	1,250	(8)	11.74	1/5/16	8,000	(11)	150,480
	46,250	13,750	(5)	17.54	11/19/16
	37,500	22,500	(6)	17.33	6/6/17
	23,750	36,250	(3)	38.59	5/21/18
	2,750	8,250	(4)	17.86	12/16/18
	8,750	51,250	(7)	14.39	5/11/19

Robert A. Baffi, Ph.D.	163,888	0		22.00	5/8/10	4,000	(9)	75,240
	35,000	0		6.13	1/7/15	6,000	(10)	112,860
	73,437	1,563	(8)	11.74	1/5/2016	9,000	(11)	169,290
	69,375	20,625	(5)	17.54	11/19/16
	37,500	22,500	(6)	17.33	6/6/2017
	25,729	39,271	(3)	38.59	5/21/18
	2,750	8,250	(4)	17.86	12/16/18
	10,208	59,792	(7)	14.39	5/11/19

Henry J. Fuchs, M.D., Ph.D.	30,000	130,000		11.05	3/1/19	20,000	(12)	376,200

Stephen Aselage	24,090	0		7.16	6/30/15	5,000	(9)	94,050
	33,437	1,563	(8)	11.74	1/5/16	7,500	(10)	141,075
	77,083	22,917	(5)	17.54	11/19/16	12,000	(11)	225,720
	43,750	26,250	(6)	17.33	6/6/17
	31,666	48,314	(3)	38.59	5/21/18
	13,125	76,875	(7)	14.39	5/11/19
	2,750	8,250	(4)	17.86	12/16/08

(1)	Represents the closing market price of our common stock on the grant date.
(2)	Unexercisable portion vests 1/48th of total number of options granted on the 11th day of every month.
(3)	Unexercisable portion vests 1/48th of total number of options granted on the 22nd of every month.
(4)	Unexercisable portion vests 1/48th of the total number of options granted on the 17th of every month.
(5)	Unexercisable portion vests 1/48th of total number of options granted on the 20th of every month.

(6)	Unexercisable portion vests 1/48th of total number of options granted on the 7th of every month.
(7)	Unexercisable portion vests 1/48th of total number of options granted on the 12th of every month.
(8)	Unexercisable portion vests January 6, 2010.
(9)	Fifty percent (50%) of the unexercisable portion of restricted stock units awarded on June 7, 2007 vests on each of June 7, 2010 and June 7, 2011.
(10)	Thirty-three and one third percent (33.33%) of the unexercisable portion of restricted stock units awarded on May 22, 2008 vests on each of May 22, 2010, May 22, 2011 and May 22, 2012.
(11)	Twenty-five percent (25%) of the unexercisable portion of restricted stock units awarded on May 12, 2009 vests on each of May 12, 2010, May 12, 2011, May 12, 2012 and May 12, 2013.
(12)	The unexercisable portion of restricted stock units awarded on March 2, 2009 vests 5,000 shares on April 2, 2010, March 2, 2011, March 2, 2012 and March 2, 2013.
(13)	The value of restricted stock units shown in the table was calculated using the closing price of our common stock on December 31, 2009 ($18.81).

Options Exercises and Stock Vested

The following table sets forth the number and value of options exercised and share awards that vested in fiscal year 2009 for each of the Named Executive Officers.

Options Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(1)
Jean-Jacques Bienaimé	—	—	5,000	67,650
	—	—	7,500	110,925
Jeffrey H. Cooper	—	—	2,000	27,060
	—	—	2,000	29,580
Robert A. Baffi, Ph.D.	—	—	2,000	29,580
	—	—	2,000	27,060
Stephen Aselage	—	—	2,500	36,975
	—	—	2,500	33,825

(1)	The value realized on vesting of restricted stock units was calculated as of the product of the closing price of a share of our common stock on the vesting date, multiplied by the number of shares vested.

Pension Benefits

There is no retirement pension plan provided for the Named Executive Officers.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to our Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”).

The Deferred Compensation Plan allows members of management, other highly compensated employees and members of the Board to make voluntary irrevocable deferrals of the compensation that they would otherwise be paid by us to specified future dates, employment termination, hardship events, disability, retirement or death. Participants are permitted to defer up to 100% of salary, annual cash bonus and restricted stock awards, subject to limitations to allow us to make necessary withholding payments. Plan participants’ deferred compensation is 100% vested under the Deferred Compensation Plan. We may make additional direct contributions to the Deferred Compensation Plan for the benefit of the participants, but any such contributions must be approved by the Board. Our contributions, if any, will become 100% vested after three years of service with us (or such other time as we designate at the time of the contribution), or upon a change in control, death or disability. Participants have an unsecured contractual commitment by us to pay the amounts that become due under the Deferred Compensation Plan. Deferred compensation may be held in trust and is deemed invested based on participant direction as allowed by the Deferred Compensation Plan. Participants’ accounts are credited or debited with the increase or decrease in the realizable net asset value of the designated deemed investments in accordance with the ratio which the portion of the account of each participant which is deemed to be invested within that investment option bears to the aggregate of all amounts deemed to be invested within that investment option. Any funds held in a trust will be our sole property, subject to any claims of general creditors in the event of bankruptcy, and plan participants will have no vested interest with respect to such trust fund.

Name	Executive Contributions in 2009 ($)(1)		Registrant Contributions in 2009 ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 2009 ($)(2)
Jean-Jacques Bienaimé	178,575	(3)	—	—		—	329,181
Jeffrey H. Cooper	174,157	(3)	—	$1,359	(4)	—	310,006
Robert A. Baffi, Ph.D	56,640	(3)	—	—		—	112,860
Stephen Aselage	264,962	(3)	—	$9,022	(4)	—	576.593

(1)	Cash contributions made by Mr. Aselage and Mr. Cooper, during 2009 include $197,329 and $123,300, respectively, of compensation included in the “salary” column of the Summary Compensation Table. Also includes contributions of shares of common stock received.
(2)	Amounts include cash contributions of $67,870, $19,656, $19,656, and $118,762 for Mr. Bienaimé, Mr. Cooper, Mr. Baffi, and Mr. Aselage, respectively, which were previously reported in the Summary Compensation Table for 2007 and cash contributions of $91,582 and $131,470 for Mr. Cooper and Mr. Aselage, respectively, which were previously reported in the Summary Compensation Table for 2008.
(3)	Amounts include the value of shares of common stock received by Mr. Bienaimé, Mr. Cooper, Mr. Baffi and Mr. Aselage upon the vesting of restricted stock grants during 2009 of $178,575, $56,640, $56,640 and $70,800, respectively.
(4)	Aggregate earnings for Mr. Cooper, and Mr. Aselage during 2009 include $1,359, and $9,022, respectively, of dividends and interest.

Potential Payments Upon Termination or Change-in-Control

We entered into an employment agreement with Mr. Bienaimé at the time of his hire and with each of our other executive officers, including the NEOs, on April 9, 2007 or upon their date of hire. On January 1, 2009, to comply with the changes to Section 409A of the Code, we amended and restated the employment agreements with each of our executive officers, including Mr. Bienaimé. The following discussion is based on such agreements and for our NEOs other than Mr. Bienaimé, our Severance Plan. The amount and type of compensation payable to each NEO upon termination of employment under various circumstances and upon a change in control are described below.

Payments on Termination

The amount and type of compensation payable to each NEO upon termination of employment under various circumstances are described below. There are three general categories of terminations, which are:

•

voluntary termination of employment by the NEO for reasons not constituting constructive termination, which we refer to as voluntary termination; retirement of the NEO; and termination of the NEO’s employment by us for cause, as such term is defined in the employment agreements and in our stock plans, which we refer to as termination for cause;

•

termination of the NEO’s employment by us for reasons not constituting cause, such as due to a companywide or departmental reorganization, or a resignation by the NEO constituting constructive termination, such as a change in work location of more than a specified distance from the previous location, which we refer to as involuntary termination without cause; and

•	termination of the NEO’s employment in connection with a change in control.

Compensation upon Voluntary Termination, Retirement or Termination for Cause

A termination of employment due to voluntary termination, retirement, or termination for cause does not entitle the NEOs to any payments or benefits other than the accrued salary and vacation pay and vested benefits described above. Such compensation and benefits are available to salaried employees generally, except that any amounts payable to the NEOs upon termination under our Deferred Compensation Plan would not be applicable to certain employees as only employees with the title of vice president, senior director, and director are entitled to participate in our Deferred Compensation Plan. Stock awards held by our NEOs will not be subject to accelerated vesting or otherwise enhanced in the event of voluntary termination, retirement, or termination for cause.

Compensation upon Involuntary Termination without Cause

Each of the NEOs’ employment agreements include specific benefits upon involuntary termination by us without cause. For each of the NEOs other than Mr. Bienaimé, these benefits consist of a lump sum payment equal to year’s base salary and target bonus, payable within two weeks after separation of employment, conditioned on the NEO signing our standard severance and release agreement. These agreements do not provide for the accelerated vesting or other enhancement of equity awards upon an involuntary termination without cause.

With respect to Mr. Bienaimé, if we terminate Mr. Bienaimé’s employment without cause or if Mr. Bienaimé resigns for good reason or becomes permanently disabled while employed by us or if we file for bankruptcy, Mr. Bienaimé will be entitled to receive the following “Termination Compensation”: (i) cash severance payment in an amount equal to his then current annual base salary as of the date of termination for a period of 24 months; (ii) a cash bonus equal to 100% of his base salary for such year provided that our senior vice presidents are paid bonuses under our bonus plan for the year of his termination, and provided that certain performance goals are met; (iii) a continuation of all health benefits paid by us for a period of 24 months after the date of termination; (iv) a cash payment of $18,000 for outplacement services (plus an amount for taxes payable on such cash payment); (v) the fully-paid whole life insurance policy with a stated death benefit of $500,000 maintained for Mr. Bienaimé (plus an amount for taxes payable on imputed income and such amount for taxes); (vi) a cash payment of up to $5,000 for tax preparation (plus an amount for taxes payable on such cash payment); (vii) our annual contribution to Mr. Bienaimé’s 401k plan for the year of termination to the extent allowable; and (viii) automatic vesting of all options granted to Mr. Bienaimé that have not vested as of the date of termination, provided that Mr. Bienaimé remains in full compliance with his non-competition agreement and confidentiality agreement during the 24-month period. The Termination Compensation is payable in one lump sum within thirty days after termination.

Compensation upon Termination of Employment in Connection with Change in Control

Each of the Named NEOs who are involuntarily terminated without cause or constructively terminated within a designated period following a change in control are entitled to certain benefits. For each NEO other than Mr. Bienaimé, these benefits consist of a lump sum payment equal to one year’s base salary and target bonus, payable within two weeks after separation of employment, conditioned on the NEO signing our standard severance and release agreement.

With respect to Mr. Bienaimé, if we terminate Mr. Bienaimé’s employment without cause or if Mr. Bienaimé resigns for good reason or becomes permanently disabled while employed by us, in any such case following a change in control, Mr. Bienaimé will be entitled to receive the following “Enhanced Termination Compensation”: (i) cash severance payment equal to 200% of the base salary that he would have collected over the Enhanced Severance period of 30 months; (iii) a continuation of all health benefits paid by us for a period of 30 months after the date of termination; (iv) a cash payment of $18,000 for outplacement services (plus an amount for taxes payable on such cash payment); (v) the fully-paid whole life insurance policy with a stated death benefit of $500,000 maintained for Mr. Bienaimé (plus an amount for taxes payable on imputed income and such amount for taxes); (vi) a cash payment of up to $5,000 for tax preparation (plus an amount for taxes payable on such cash payment); (vii) our annual contribution to Mr. Bienaimé’s 401k plan for the year of termination to the extent allowable; and (viii) automatic vesting of all options granted to Mr. Bienaimé that have not vested as of the date of termination, provided that Mr. Bienaimé remains in full compliance with his non-competition agreement and confidentiality agreement during the 30-month period. The Enhanced Termination Compensation is payable in one lump sum within thirty days after termination.

If amounts payable to Mr. Bienaimé as the result of a change in control would result in a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which would be subject to an excise tax under Code Section 4999, or interest or penalties are incurred with respect to such excise tax, we will pay Mr. Bienaimé an additional payment such that, after payment by Mr. Bienaimé of all taxes imposed upon this payment and any interest or penalties imposed with respect to such taxes, Mr. Bienaimé retains an amount equal to the sum of: (i) the excise tax (including interest and penalties) imposed; and (ii) the product of any income tax deductions disallowed to Mr. Bienaimé because of the inclusion of the payment in his adjusted gross income, and the highest applicable marginal rate of federal income taxation for the calendar year in which the payment is to be made.

Estimated Potential Payments on Termination or Change in Control

The table below sets forth the estimated current value of payments and benefits to each of the NEOs upon a change of control as described above. The amounts shown assume that the triggering events occurred on December 31, 2009 and do not include (i) benefits earned during the term of the NEOs employment that are available to all salaried employees, such as accrued vacation; (ii) benefits paid by insurance providers under life and disability policies; and (iii) benefits previously accrued under the Nonqualified Deferred Compensation Plan. The actual amounts of payments and benefits that would be provided can only be determined at the time of the NEO’s separation from the Company. With respect to each NEO other than Mr. Bienaimé, under the Company’s Severance Plan, effective immediately upon a change of control, all unvested option and restricted stock awards automatically vest in full. Mr. Bienaimé’s option awards only vest if he is terminated without cause or if Mr. Bienaimé resigns for good reason or becomes permanently disabled while employed by us, as described above. Per SEC rules, the value of accelerated options shown in the table below is the aggregate spread between $18.81, the closing price of our common stock on December 31, 2009 and the exercise prices of the accelerated options, if less than $18.81.

Executive Benefits and Payments Upon Termination	Involuntary Termination Without Cause	Change of Control- Continued Employment		Change of Control- Terminated
Jean-Jacques Bienaimé(1):
Base Salary	$1,431,000	—		$3,517,242
Short-term Incentive	$715,500	—		—
Stock award vesting acceleration	—	$1,846,225	(2)	$1,846,225	(2)
Benefits and Perquisites
Benefit Continuation	$47,054	—		$47,054
Life Insurance Proceeds	—	—		$215,563
Outplacement Services	$25,417	—		$25,417
Financial Planning Services	—	—		$7,060
401K Match	—	—		—
280G Tax Gross-up	—	—		$1,529,831	(3)

Total	$2,218,971	$1,846,225		$7,188,392

Executive Benefits and Payments Upon Termination	Involuntary Termination Without Cause	Change of Control- Continued Employment		Change of Control- Terminated
Jeffrey H. Cooper:
Base Salary	$341,000	—		$341,000
Short-term Incentive (based on % of base salary)	$119,350	—		$119,350
Stock award vesting acceleration	—	$632,543	(4)	$632,543	(4)
Benefits and Perquisites:
Benefit Continuation	$14,961	—		$14,961

Total	$475,311	$632,543		$1,107,854

Henry J. Fuchs, M.D., Ph.D.:
Base Salary	$410,000	—		$410,000
Short-term Incentive (based on % of base salary)	$164,000	—		$164,000
Stock award vesting acceleration	—	$1,385,008	(5)	$1,385,008	(5)
Benefits and Perquisites:
Benefit Continuation	$13,063	—		$13,063

Total	$587,063	$1,385,008		$1,972,071

Robert A. Baffi, Ph.D.:
Base Salary	$315,000	—		$315,000
Short-term Incentive (based on % of base salary)	$126,000	—		$126,000
Stock award vesting acceleration	—	$700,052	(6)	$700,052	(6)
Benefits and Perquisites:
Benefit Continuation	$17,079	—		$17,079

Total	$458,079	$700,052		$1,158,131

Stephen Aselage:
Base Salary	$349,800	—		$349,800
Short-term Incentive (based on % of base salary)	$157,410	—		$157,410
Stock award vesting acceleration	—	$929,808	(7)	$929,808	(7)
Benefits and Perquisites:
Benefit Continuation	$18,822	—		$18,822

Total	$526,032	$929,808		$1,455,840

(1)	No incremental benefits are due should death of the employee occur, except for amounts due for services previously rendered, and those due under the life insurance policies.
(2)	Based on market price of $18.81. Relates to 621,605 options and 32,000 RSUs that would accelerate upon vesting.
(3)	This item is payable pursuant to the terms of our employment agreement with Mr. Bienaime dated May 11, 2005 and amended and restated on January 1, 2009.
(4)	Based on market price of $18.81. Relates to 133,250 options and 18,000 RSUs that would accelerate upon vesting.
(5)	Based on market price of $18.81. Relates to 130,001 options and 20,000 RSUs that would accelerate upon vesting.
(6)	Based on market price of $18.81. Relates to 152,001 options and 19,000 RSUs that would accelerate upon vesting.
(7)	Based on market price of $18.81. Relates to 217,522 options and 24,500 RSUs that would accelerate upon vesting.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

The Compensation Committee, with assistance of its independent compensation consultant, extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	significant weighting towards long-term incentive compensation discourages short-term risk taking;

•	for most employees, base salary makes up a significant majority of compensation;

•	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	equity ownership guidelines discourage excessive risk taking; and

•

as a pharmaceutical company, the Company does not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk) or technology companies (rapidly changing markets).

Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

Transactions with Related Persons, Promoters, and Certain Control Persons

Since January 1, 2009, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any Director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than: (i) compensation agreements and other arrangements, which are described elsewhere in this proxy statement; and (ii) the transactions described below.

Harbor-UCLA Research Educational Institute (REI) licenses certain intellectual property and provides other research services to us. We are also obligated to pay REI royalties on future sales of products covered by the license agreement. Our joint venture with Genzyme is subject to a second agreement with REI that requires the joint venture to pay REI a royalty on sales of Aldurazyme through November 2019, of which Emil D. Kakkis, M.D., Ph.D., our former Chief Medical Officer, is entitled to certain portions, per the terms of the agreement. The license agreement was effective before Dr. Kakkis was one of our officers. Pursuant to these agreements, REI was entitled to payments of $7.4 million, $9.1 million and $9.3 million during 2007, 2008 and 2009, respectively, and from this amount, Dr. Kakkis was entitled to approximately $1.4 million, $1.8 million and $1.8 million during 2007, 2008, and 2009 respectively.

Review, Approval, and Ratification of Related Party Transactions

Our CGN Committee has primary responsibility for reviewing and approving in advance or ratifying all related party transactions. Additionally, on at least an annual basis, the Audit Committee also reviews all identified related party transactions. In conformance with SEC regulations, we define related persons to include our executive officers, our directors and nominees to become a director of our company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest.

We have several processes that we use to ensure that we identify and review all related party transactions. First, each executive officer is required to notify either our general counsel or chief financial officer of any potential transaction that could create a conflict of interest, and the general counsel or chief financial officer are required to notify the CGN Committee of the potential conflict. The directors, chief executive officer, chief financial officer and general counsel are required to notify the CGN Committee of any potential transaction that could create a conflict of interest. Second, each year, we submit and require our directors and executive officers to complete director and officer questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest.

The CGN Committee reviews related party transactions due to the potential for such transactions to create a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. It is our general policy to approve or ratify related person transactions only when our Board or a committee of our Board determines that the transaction is in, or is not inconsistent with, our and our stockholders’ best interests, including situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

These policies and procedures are included in our Corporate Governance Principles, which is available in the “Corporate Governance” section of the “Investors” section of our website at www.bmrn.com. Information on our website is not incorporated by reference into this proxy statement.

Indebtedness of Directors and Executive Officers

None of our directors or executive officers or associates of any Director or executive officer is or at any time since January 1, 2009 has been indebted to us.

OTHER MATTERS

Except as otherwise indicated, information contained herein is given as of March 25, 2010. Our management and our Board know of no matters to come before the Annual Meeting other than the matters referred to in the Notice of Annual Meeting of Stockholders. The persons named in the enclosed proxy will vote the shares represented thereby in accordance with the recommendation of the Board as to any proposal properly presented at the Annual Meeting, or if no recommendation is made by the Board, then pursuant to the authority granted in the proxy or vote by Internet or telephone.

The matters to be considered at the Annual Meeting are of great importance to our stockholders. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement, and to sign and date the enclosed Proxy Card and return it today in the enclosed pre-addressed postage-paid envelope.

IMPORTANT NOTE

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU HOLD. Please sign and date the enclosed Proxy Card and return it today in the enclosed pre-addressed postage-paid envelope or vote by Internet or telephone. Please do not complete any subsequently delivered proxy cards unless they are solicited by the Company. If your shares are held in street name, only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed Proxy Card to your broker and contact the person responsible for your account to ensure that a Proxy Card is voted on your behalf. IN ADDITION, TO ENSURE THAT THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING MAY BE ASSURED, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE OR VOTE BY INTERNET OR TELEPHONE AS SOON AS POSSIBLE.

CONTACT FOR QUESTIONS AND ASSISTANCE IN VOTING

If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

1-800-607-0088

If you need additional copies of this proxy statement or voting materials, you should contact Morrow & Co., LLC as described above.

APPROVAL

The contents of this proxy statement and the sending thereof to the stockholders have been authorized by the Board of Directors of the Company.

DATED this 1st day of April, 2010 at Novato, California

G. Eric Davis

Senior Vice President, General Counsel and Secretary

APPENDIX A

BIOMARIN PHARMACEUTICAL INC.

2006 SHARE INCENTIVE PLAN

(As amended and restated on March 22, 2010)

PLAN DOCUMENT

1. Establishment, Purpose, and Types of Awards

BioMarin Pharmaceutical Inc. (the “Company”) hereby establishes this equity-based incentive compensation plan to be known as the “BioMarin Pharmaceutical Inc. 2006 Share Incentive Plan” (hereinafter referred to as the “Plan”), in order to provide incentives and awards to select employees, directors, consultants, and advisors of the Company and its Affiliates. The Plan permits grants of the following types of awards (“Awards”), according to the Sections of the Plan listed here:

Section 6	Options
Section 7	Restricted Shares, Restricted Share Units, and Unrestricted Shares
Section 8	Deferred Share Units
Section 9	Performance Awards

The Plan is not intended to affect and shall not affect any stock options, equity-based compensation, or other benefits that the Company or its Affiliates may have provided, or may separately provide in the future pursuant to any agreement, plan, or program that is independent of this Plan. Without limiting the foregoing, upon approval of the Plan by the stockholders of the Company, no further awards or grants shall be made under the Company’s 1997 Stock Plan or the Company’s 1998 Director Option Plan.

2. Defined Terms

Terms in the Plan that begin with an initial capital letter have the defined meaning set forth in Appendix A, unless defined elsewhere in this Plan or the context of their use clearly indicates a different meaning.

3. Shares Subject to the Plan

Subject to the provisions of Section 12, the maximum number of Shares that the Company may issue for all Awards (including ISOs) shall not exceed Twenty-Three Million (23,000,000) Shares, less one (1) Share for every one (1) Share that is subject to an Award granted prior to May 12, 2010, less one (1) Share for every one (1) Share that is subject to an Option granted on or after May 12, 2010 and less 1.62 Shares for every one (1) Share that is subject to any Award granted on or after May 12, 2010 other than an Option. For all Awards, the Shares issued pursuant to the Plan may be authorized but unissued Shares, or Shares that the Company has reacquired or otherwise holds in treasury.

Shares that are subject to an Award that for any reason expires, is forfeited, is cancelled, or becomes unexercisable, and Shares that are for any other reason not paid or delivered under the Plan shall again, except to the extent prohibited by Applicable Law, be available for subsequent Awards under the Plan to the extent provided in this paragraph. The following Shares shall not be added back to the Shares authorized for issuance: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option or other obligation owed by the Participant to the Company in connection with the exercise or settlement of the

Award, (ii) Shares tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, and (iii) Shares subject to an Award that settled for cash (in whole or in part). Any Shares that again become available for issuance pursuant to this paragraph shall be added back as one (1) Share for every one (1) Share that is subject to an Award granted prior to May 12, 2010, one (1) Share for every one (1) Share that is subject to an Option granted on or after May 12, 2010 and 1.62 Shares for every one (1) Share that is subject to any Award granted on or after May 12, 2010 other than an Option. Notwithstanding the foregoing, but subject to adjustments pursuant to Section 12, the number of Shares that are available for ISO Awards shall be determined, to the extent required under applicable tax laws, by reducing the number of Shares designated in the preceding paragraph by the number of Shares issued pursuant to Awards.

4. Administration

(a) General. The Committee shall administer the Plan in accordance with its terms, provided that the Board may act in lieu of the Committee on any matter. The Committee shall hold meetings at such times and places as it may determine and shall make such rules and regulations for the conduct of its business as it deems advisable. In the absence of a duly appointed Committee or if the Board otherwise chooses to act in lieu of the Committee, the Board shall function as the Committee for all purposes of the Plan.

(b) Committee Composition. The Board shall appoint the members of the Committee. If and to the extent permitted by Applicable Law, the Committee may authorize one or more Directors to make Awards to Eligible Persons who are not Reporting Persons. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause, and fill vacancies on the Committee however caused. Unless otherwise directed by the Board, the Committee shall be the Compensation Committee of the Board.

(c) Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its sole discretion:

(i) to determine Eligible Persons to whom Awards shall be granted from time to time and the number of Shares or units to be covered by each Award;

(ii) to determine, from time to time, the Fair Market Value of Shares;

(iii) to determine, and to set forth in Award Agreements, the terms and conditions of all Awards, including any applicable exercise or purchase price, the installments and conditions under which an Award shall become vested (which may be based on performance), terminated, expired, cancelled, or replaced, and the circumstances for vesting acceleration or waiver of forfeiture restrictions, and other restrictions and limitations;

(iv) to approve the forms of Award Agreements and all other documents, notices and certificates in connection therewith which need not be identical either as to type of Award or among Participants;

(v) to construe and interpret the terms of the Plan and any Award Agreement, to determine the meaning of their terms, and to prescribe, amend, and rescind rules and procedures relating to the Plan and its administration;

(vi) in order to fulfill the purposes of the Plan and without amending the Plan, modify, cancel, or waive the Company’s rights with respect to any Awards, to adjust or to modify Award Agreements for changes in Applicable Law, and to recognize differences in foreign law, tax policies, or customs; and

(vii) to make all other interpretations and to take all other actions that the Committee may consider necessary or advisable to administer the Plan or to effectuate its purposes.

Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are Reporting Persons, officers, or Employees of the Company or its Affiliates.

(d) Deference to Committee Determinations. The Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of the Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of the Plan, or of any Award or Award Agreement, shall be final, binding, and conclusive. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly made in bad faith or materially affected by fraud.

(e) Prohibition on Repricing. Notwithstanding anything contained in this Plan to the contrary, unless the Company has obtained the consent of a majority of the Shareholders, in no event will the Committee or the Company authorize any amendment to the Plan, or to any Award under the Plan, that would effect a reduction in the price per Share of such Award, other than as a result of a stock split or other recapitalization as contemplated by Section 12. Furthermore, except as contemplated by Section 12, no Award shall be cancelled and replaced with a grant of an Award having a lesser price per Share without the consent of a majority of the Shareholders.

(f) No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Award or any Award Agreement. The Company and its Affiliates shall pay or reimburse any member of the Committee, as well as any Director, Employee, or Consultant who takes action in connection with the Plan, for all expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties under the Plan. The Company and its Affiliates may obtain liability insurance for this purpose.

5. Eligibility

(a) General Rule. The Committee may grant ISOs only to Employees (including officers who are Employees) of the Company or an Affiliate that is a “parent corporation” or “subsidiary corporation” within the meaning of Section 424 of the Code, and may grant all other Awards to any Eligible Person. A Participant who has been granted an Award may be granted an additional Award or Awards if the Committee shall so determine, if such person is otherwise an Eligible Person and if otherwise in accordance with the terms of the Plan.

(b) Grant of Awards. Subject to the express provisions of the Plan, the Committee shall determine from the class of Eligible Persons those individuals to whom Awards under the Plan may be granted, the number of Shares subject to each Award, the price (if any) to be paid for the Shares or the Award and, in the case of Performance Awards, in addition to the matters addressed in Section 9, the specific objectives, goals and performance criteria that further define the Performance Award. Each Award shall be evidenced by an Award Agreement signed by the Company and, if required by the Committee, by the Participant. The Award Agreement shall set forth the material terms and conditions of the Award established by the Committee, and each Award shall be subject to the terms and conditions set forth in Sections 22, 23, and 24 unless otherwise specifically provided in an Award Agreement.

(c) Replacement Awards. Subject to Applicable Laws (including the last sentence of this section), the Committee may, in its sole discretion and upon such terms as it deems appropriate, require as a condition of the grant of an Award to a Participant that the Participant surrender for cancellation some or all of the Awards that have previously been granted to the Participant under this Plan or otherwise. An Award that is conditioned upon such surrender may or may not be the same type of Award, may cover the same (or a lesser or greater) number of Shares as such surrendered Award, may have other terms that are determined without regard to the terms or conditions of such surrendered Award, and may contain any other terms that the Committee deems appropriate. In the case of Options, these other terms may not involve an Exercise Price that is lower than the Exercise Price of the surrendered Option unless the Company’s shareholders approve the grant itself or the program under which the grant is made pursuant to the Plan.

6. Option Awards

(a) Types; Documentation. Subject to Section 5(a), the Committee may in its discretion grant Options pursuant to Award Agreements that are delivered to Participants. Each Option shall be designated in the Award Agreement as an ISO or a Non-ISO, and the same Award Agreement may grant both types of Options. At the sole discretion of the Committee, any Option may be exercisable, in whole or in part, immediately upon the grant thereof, or only after the occurrence of a specified event, or only in installments, which installments may vary. Options granted under the Plan may contain such terms and provisions not inconsistent with the Plan that the Committee shall deem advisable in its sole and absolute discretion.

(b) ISO $100,000 Limitation. To the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as ISOs first become exercisable by a Participant in any calendar year (under this Plan and any other plan of the Company or any Affiliate) exceeds $100,000, such excess Options shall be treated as Non-ISOs. For purposes of determining whether the $100,000 limit is exceeded, the Fair Market Value of the Shares subject to an ISO shall be determined as of the Grant Date. In reducing the number of Options treated as ISOs to meet the $100,000 limit, the most recently granted Options shall be reduced first. In the event that Section 422 of the Code is amended to alter the limitation set forth therein, the limitation of this Section 6(b) shall be automatically adjusted accordingly.

(c) Term of Options. Each Award Agreement shall specify a term at the end of which the Option automatically expires, subject to earlier termination provisions contained in Section 6(h) hereof; provided, that, the term of any Option may not exceed ten years from the Grant Date. In the case of an ISO granted to an Employee who is a Ten Percent Holder on the Grant Date, the term of the ISO shall not exceed five years from the Grant Date.

(d) Exercise Price. The exercise price of an Option shall be determined by the Committee in its sole discretion and shall be set forth in the Award Agreement, provided that –

(i)	if an ISO is granted to an Employee who on the Grant Date is a Ten Percent Holder, the per Share exercise price shall not be less than 110% of the Fair Market Value per Share on the Grant Date, and

(ii)	for all other Options, such per Share exercise price shall not be less than 100% of the Fair Market Value per Share on the Grant Date.

(e) Exercise of Option. The times, circumstances and conditions under which an Option shall be exercisable shall be determined by the Committee in its sole discretion and set forth in the Award Agreement. The Committee shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such leave approved by the Company.

(f) Minimum Exercise Requirements. An Option may not be exercised for a fraction of a Share. The Committee may require in an Award Agreement that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent a Participant from purchasing the full number of Shares as to which the Option is then exercisable.

(g) Methods of Exercise. Prior to its expiration pursuant to the terms of the applicable Award Agreement, and subject to the times, circumstances and conditions for exercise contained in the applicable Award Agreement, each Option may be exercised, in whole or in part (provided that the Company shall not be required to issue fractional shares), by delivery of written notice of exercise to the secretary of the Company accompanied by the full exercise price of the Shares being purchased. In the case of an ISO, the Committee shall determine the acceptable methods of payment on the Grant Date and it shall be included in the applicable Award Agreement. The methods of payment that the Committee may in its discretion accept or commit to accept in an Award Agreement include:

(i) cash or check payable to the Company (in U.S. dollars);

(ii) other Shares that (A) are owned by the Participant who is purchasing Shares pursuant to an Option, (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is being exercised, (C) were not acquired by such Participant pursuant to the exercise of an Option, unless such Shares have been owned by such Participant for at least six months or such other period as the Committee may determine, (D) are all, at the time of such surrender, free and clear of any and all claims, pledges, liens and encumbrances, or any restrictions which would in any manner restrict the transfer of such shares to or by the Company (other than such restrictions as may have existed prior to an issuance of such Shares by the Company to such Participant), and (E) are duly endorsed for transfer to the Company;

(iii) a cashless exercise program that the Committee may approve, from time to time in its discretion, pursuant to which a Participant may concurrently provide irrevocable instructions (A) to such Participant’s broker or dealer to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price of the Option plus all applicable taxes required to be withheld by the Company by reason of such exercise, and (B) to the Company to deliver the certificates for the purchased Shares directly to such broker or dealer in order to complete the sale; or

(iv) any combination of the foregoing methods of payment.

The Company shall not be required to deliver Shares pursuant to the exercise of an Option until payment of the full exercise price therefore is received by the Company.

(h) Termination of Continuous Service. The Committee may establish and set forth in the applicable Award Agreement the terms and conditions on which an Option shall remain exercisable, if at all, following termination of a Participant’s Continuous Service. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option at the date of his or her termination of Continuous Service, or if the Participant (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Award Agreement or below (as applicable), the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan and become available for future Awards. In no event may any Option be exercised after the expiration of the Option term as set forth in the Award Agreement.

The following provisions shall apply to the extent an Award Agreement does not specify the terms and conditions upon which an Option shall terminate when there is a termination of a Participant’s Continuous Service:

(i) Termination other than Upon Disability or Death or for Cause. In the event of termination of a Participant’s Continuous Service (other than as a result of Participant’s death, disability, retirement or termination for Cause), the Participant shall have the right to exercise an Option at any time within 90 days following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(ii) Disability. In the event of termination of a Participant’s Continuous Service as a result of his or her being Disabled, the Participant shall have the right to exercise an Option at any time within one year following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(iii) Retirement. In the event of termination of a Participant’s Continuous Service as a result of Participant’s retirement, the Participant shall have the right to exercise the Option at any time within six months following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(iv) Death. In the event of the death of a Participant during the period of Continuous Service since the Grant Date of an Option, or within thirty days following termination of the Participant’s Continuous

Service, the Option may be exercised, at any time within one year following the date of the Participant’s death, by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the right to exercise the Option had vested at the date of death or, if earlier, the date the Participant’s Continuous Service terminated.

(v) Cause. If the Committee determines that a Participant’s Continuous Service terminated due to Cause, the Participant shall immediately forfeit the right to exercise any Option, and it shall be considered immediately null and void.

(i) Reverse Vesting. The Committee in its sole discretion may allow a Participant to exercise unvested Options, in which case the Shares then issued shall be Restricted Shares having analogous vesting restrictions to the unvested Options.

7. Restricted Shares, Restricted Share Units, and Unrestricted Shares

(a) Grants. The Committee may in its sole discretion grant restricted shares (“Restricted Shares”) to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant and that sets forth the number of Restricted Shares, the purchase price for such Restricted Shares (if any), and the terms upon which the Restricted Shares may become vested. In addition, the Company may in its discretion grant to any Eligible Person the right to receive Shares after certain vesting requirements are met (“Restricted Share Units”), and shall evidence such grant in an Award Agreement that is delivered to the Participant and that sets forth the number of Shares (or formula, that may be based on future performance or conditions, for determining the number of Shares) that the Participant shall be entitled to receive upon vesting and the terms upon which the Shares subject to a Restricted Share Unit may become vested and the delivery terms for such Shares. The Committee may condition any Award of Restricted Shares or Restricted Share Units to a Participant on receiving from the Participant such further assurances and documents as the Committee may require to enforce the restrictions. In addition, the Committee may grant Awards hereunder in the form of unrestricted shares (“Unrestricted Shares”), which shall vest in full upon the date of grant or such other date as the Committee may determine or which the Committee may issue pursuant to any program under which one or more Eligible Persons (selected by the Committee in its sole discretion) elect to pay for such Shares or to receive Unrestricted Shares in lieu of cash bonuses that would otherwise be paid.

(b) Vesting and Forfeiture. The Committee shall set forth in an Award Agreement granting Restricted Shares or Restricted Share Units, the terms and conditions under which the Participant’s interest in the Restricted Shares or the Shares subject to Restricted Share Units will become vested and non-forfeitable. Except as set forth in the applicable Award Agreement or the Committee otherwise determines, upon termination of a Participant’s Continuous Service for any other reason, the Participant shall forfeit his or her Restricted Shares and unvested Restricted Share Units; provided that if a Participant purchases the Restricted Shares and forfeits them for any reason, the Company shall return the purchase price to the Participant only if and to the extent set forth in an Award Agreement.

(c) Issuance of Restricted Shares Prior to Vesting. The Company shall issue stock certificates that evidence Restricted Shares pending the lapse of applicable restrictions, and that bear a legend making appropriate reference to such restrictions. Except as set forth in the applicable Award Agreement or the Committee otherwise determines, the Company or a third party that the Company designates shall hold such Restricted Shares and any dividends that accrue with respect to Restricted Shares pursuant to Section 7(e).

(d) Issuance of Shares upon Vesting. As soon as practicable after vesting of a Participant’s Restricted Shares (or Shares underlying Restricted Share Units) and the Participant’s satisfaction of applicable tax withholding requirements, the Company shall release to the Participant, free from the vesting restrictions, one Share for each vested Restricted Share (or issue one Share free of the vesting restriction for each vested Restricted Share Unit), unless an Award Agreement provides otherwise. No fractional shares shall be distributed, and cash shall be paid in lieu thereof.

(e) Dividends Payable on Vesting. Whenever unrestricted Shares are issued to a Participant pursuant to Section 7(d), the Participant shall also receive, with respect to each Share issued, (i) a number of Shares equal to the stock dividends which were declared and paid to the holders of Shares between the Grant Date and the date such Share is issued, and (ii) a number of Shares having a Fair Market Value equal to any cash dividends that were paid to the holders of Shares based on a record date between the Grant Date and the date such Share is issued.

(f) Section 83(b) Elections. A Participant may make an election under Section 83(b) of the Code (the “Section 83(b) Election”) with respect to Restricted Shares. If a Participant who has received Restricted Share Units provides the Committee with written notice of his or her intention to make a Section 83(b) Election with respect to the Shares subject to such Restricted Share Units, the Committee may in its discretion convert the Participant’s Restricted Share Units into Restricted Shares, on a one-for-one basis, in full satisfaction of the Participant’s Restricted Share Unit Award. The Participant may then make a Section 83(b) Election with respect to those Restricted Shares. Shares with respect to which a Participant makes a Section 83(b) Election shall not be eligible for deferral pursuant to Section 8.

(g) Deferral Elections. At any time within the thirty-day period (or other shorter or longer period that the Committee selects in its sole discretion) in which a Participant who is a member of a select group of management or highly compensated employees (within the meaning of the Code) receives an Award of either Restricted Shares or Restricted Share Units, the Committee may permit the Participant to irrevocably elect, on a form provided by and acceptable to the Committee, to defer the receipt of all or a percentage of the Shares that would otherwise be transferred to the Participant upon the vesting of such Award. If the Participant makes this election, the Shares subject to the election, and any associated dividends and interest, shall be credited to an account established pursuant to Section 8 on the date such Shares would otherwise have been released or issued to the Participant pursuant to Section 7(d).

8. Deferred Share Units

(a) Elections to Defer. The Committee may permit any Eligible Person who is a Director, Consultant or member of a select group of management or highly compensated employees (within the meaning of the Code) to irrevocably elect, on a form provided by and acceptable to the Committee (the “Election Form”), to forego the receipt of cash or other compensation (including the Shares deliverable pursuant to any Award other than Restricted Shares for which a Section 83(b) Election has been made), and in lieu thereof to have the Company credit to an internal Plan account (the “Account”) a number of deferred share units (“Deferred Share Units”) having a Fair Market Value equal to the Shares and other compensation deferred. These credits will be made at the end of each calendar month during which compensation is deferred. Each Election Form shall take effect on the first day of the next calendar year (or on the first day of the next calendar month in the case of an initial election by a Participant who first becomes eligible to defer hereunder) after its delivery to the Company, subject to Section 7(g) regarding deferral of Restricted Shares and Restricted Share Units and to Section 9(e) regarding deferral of Performance Awards, unless the Company sends the Participant a written notice explaining why the Election Form is invalid within five business days after the Company receives it. Notwithstanding the foregoing sentence: (i) Election Forms shall be ineffective with respect to any compensation that a Participant earns before the date on which the Company receives the Election Form, and (ii) the Committee may unilaterally make awards in the form of Deferred Share Units, regardless of whether or not the Participant foregoes other compensation.

(b) Vesting. Unless an Award Agreement expressly provides otherwise, each Participant shall be 100% vested at all times in any Shares subject to Deferred Share Units.

(c) Issuances of Shares. The Company shall provide a Participant with one Share for each Deferred Share Unit in five substantially equal annual installments that are issued before the last day of each of the five calendar years that end after the date on which the Participant’s Continuous Service terminates, unless –

(i) the Participant has properly elected a different form of distribution, on a form approved by the Committee, that permits the Participant to select any combination of a lump sum and annual installments that are completed within ten years following termination of the Participant’s Continuous Service, and

(ii) the Company received the Participant’s distribution election form at the time the Participant elects to defer the receipt of cash or other compensation pursuant to Section 8(a), provided that such election may be changed through any subsequent election that (i) is delivered to the Company at least one year before the date on which distributions are otherwise scheduled to commence pursuant to the Participant’s election, and (ii) defers the commencement of distributions by at least five years from the originally scheduled commencement date.

Fractional shares shall not be issued, and instead shall be paid out in cash.

(d) Crediting of Dividends. Whenever Shares are issued to a Participant pursuant to Section 8(c), the Participant shall also receive, with respect to each Share issued, (i) a number of Shares equal to any stock dividends which were declared and paid to the holders of Shares between the Grant Date and the date such Share is issued, and (ii) a number of Shares having a Fair Market Value equal to any cash dividends that were paid to the holders of Shares based on a record date between the Grant Date and the date such Share is issued.

(e) Emergency Withdrawals. In the event a Participant suffers an unforeseeable emergency within the contemplation of this Section 8(e) and Section 409A of the Code, the Participant may apply to the Company for an immediate distribution of all or a portion of the Participant’s Deferred Share Units. The unforeseeable emergency must result from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent (within the meaning of Section 152(a) of the Code) of the Participant, casualty loss of the Participant’s property, or other similar extraordinary and unforeseeable conditions beyond the control of the Participant. Examples of purposes which are not considered unforeseeable emergencies include post-secondary school expenses or the desire to purchase a residence. In no event will a distribution be made to the extent the unforeseeable emergency could be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s nonessential assets to the extent such liquidation would not itself cause a severe financial hardship. The amount of any distribution hereunder shall be limited to the amount necessary to relieve the Participant’s unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The Committee shall determine whether a Participant has a qualifying unforeseeable emergency and the amount which qualifies for distribution, if any. The Committee may require evidence of the purpose and amount of the need, and may establish such application or other procedures as it deems appropriate.

(f) Unsecured Rights to Deferred Compensation. A Participant’s right to Deferred Share Units shall at all times constitute an unsecured promise of the Company to pay benefits as they come due. The right of the Participant or the Participant’s duly-authorized transferee to receive benefits hereunder shall be solely an unsecured claim against the general assets of the Company. Neither the Participant nor the Participant’s duly-authorized transferee shall have any claim against or rights in any specific assets, shares, or other funds of the Company.

9. Performance Awards

(a) Performance Units. The Committee may in its discretion grant Performance Units to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant which sets forth the terms and conditions of the Award.

(b) Performance Compensation Awards. The Committee may, at the time of grant of a Performance Unit, designate such Award as a “Performance Compensation Award” (payable in cash or Shares) in order that such Award constitutes “qualified performance-based compensation” under Code Section 162(m), in which event the Committee shall have the power to grant such Performance Compensation Award upon terms and conditions that qualify it as “qualified performance-based compensation” within the meaning of Code Section 162(m). With respect to each such Performance Compensation Award, the Committee shall establish, in writing within the time required under Code Section 162(m), a “Performance Period,” “Performance Measure(s)”, and “Performance Formula(e)” (each such term being hereinafter defined).

A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that the Performance Measure(s) for such Award is achieved and the Performance Formula(e) as applied against such Performance Measure(s) determines that all or some portion of such Participant’s Award has been earned for the Performance Period. As soon as practicable after the close of each Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Measure(s) for the Performance Period have been achieved and, if so, determine and certify in writing the amount of the Performance Compensation Award to be paid to the Participant and, in so doing, may use negative discretion to decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance.

(c) Definitions.

(i) “Performance Formula” means, for a Performance Period, one or more objective formulas or standards established by the Committee for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained or to be attained with respect to one or more Performance Measure(s). Performance Formulae may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

(ii) “Performance Measure” means one or more of the following selected by the Committee to measure Company, Affiliate, and/or business unit performance for a Performance Period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index): basic, diluted, or adjusted earnings per share; sales or revenue; earnings before interest, taxes, and other adjustments (in total or on a per share basis); basic or adjusted net income; returns on equity, assets, capital, revenue or similar measure; economic value added; working capital; total shareholder return; and product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions, sales of assets of Affiliates or business units. Each such measure shall be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee) and, if so determined by the Committee, and in the case of a Performance Compensation Award, to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.

(iii) “Performance Period” means one or more periods of time (of not less than one fiscal year of the Company), as the Committee may designate, over which the attainment of one or more Performance Measure(s) will be measured for the purpose of determining a Participant’s rights in respect of an Award.

(d) Deferral Elections. At any time prior to the date that is at least six months before the close of a Performance Period (or shorter or longer period that the Committee selects) with respect to an Award of either Performance Units or Performance Compensation, the Committee may permit a Participant who is a member of a select group of management or highly compensated employees (within the meaning of the Code) to irrevocably elect, on a form provided by and acceptable to the Committee, to defer the receipt of all or a percentage of the cash or Shares that would otherwise be transferred to the Participant upon the vesting of such Award. If the Participant makes this election, the cash or Shares subject to the election, and any associated interest and dividends, shall be credited to an account established pursuant to Section 8 on the date such cash or Shares would otherwise have been released or issued to the Participant pursuant to Section 9(a) or Section 9(b).

10. Taxes

(a) General. As a condition to the issuance or distribution of Shares pursuant to the Plan, the Participant (or in the case of the Participant’s death, the person who succeeds to the Participant’s rights) shall make such arrangements as the Company may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the Award and the issuance of Shares. The Company shall not be required to issue any Shares until such obligations are satisfied. If the Committee allows the withholding or surrender of Shares to satisfy a Participant’s tax withholding obligations, the Committee shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.

(b) Default Rule for Employees. In the absence of any other arrangement, an Employee shall be deemed to have directed the Company to withhold or collect from his or her cash compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of the exercise of an Award.

(c) Special Rules. In the case of a Participant other than an Employee (or in the case of an Employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations), in the absence of any other arrangement and to the extent permitted under Applicable Law, the Participant shall be deemed to have elected to have the Company withhold from the Shares or cash to be issued pursuant to an Award that number of Shares having a Fair Market Value determined as of the applicable Tax Date (as defined below) or cash equal to the amount required to be withheld. For purposes of this Section 10, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Law (the “Tax Date”).

(d) Surrender of Shares. If permitted by the Committee, in its discretion, a Participant may satisfy the minimum applicable tax withholding and employment tax obligations associated with an Award by surrendering Shares to the Company (including Shares that would otherwise be issued pursuant to the Award) that have a Fair Market Value determined as of the applicable Tax Date equal to the amount required to be withheld. In the case of Shares previously acquired from the Company that are surrendered under this Section 10, such Shares must have been owned by the Participant for more than six months on the date of surrender (or such longer period of time the Company may in its discretion require).

(e) Income Taxes and Deferred Compensation. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes. The Committee shall have the discretion to organize any deferral program, to require deferral election forms, and to grant or to unilaterally modify any Award in a manner that (i) conforms with the requirements of Section 409A of the Code with respect to compensation that is deferred and that vests after December 31, 2004, (ii) that voids any Participant election to the extent it would violate Section 409A of the Code, and (iii) for any distribution election that would violate Section 409A of the Code, to make distributions pursuant to the Award at the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is elected by the Participant, subject to any valid second election to defer, provided that the Committee permits second elections to defer in accordance with Section 409A(a)(4)(C). The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and all Awards.

11. Non-Transferability of Awards

(a) General. Except as set forth in this Section 11, or as otherwise approved by the Committee, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, or in the case of an option other than an ISO, pursuant to a domestic relations order as defined under Rule 16a-12 under the Exchange Act. The designation of a beneficiary by a Participant will not constitute a transfer. An Award may be exercised, during the lifetime of the holder of an Award, only by such holder, the duly-authorized legal representative of a Participant who is Disabled, a transferee permitted by this Section 11, or except as would cause an ISO to lose such status, by a bankruptcy trustee.

(b) Limited Transferability Rights. Notwithstanding anything else in this Section 11, the Committee may in its discretion provide in an Award Agreement that an Award relating to non-ISOs, Restricted Shares, or Performance Shares may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s “Immediate Family” (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) by gift to charitable institutions. Each share of restricted stock shall be non-transferable until such share becomes non-forfeitable. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

12. Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions

(a) Changes in Capitalization. The Committee shall equitably adjust the number of Shares covered by each outstanding Award, and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation, forfeiture, or expiration of an Award, as well as the price per Share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued Shares resulting from a stock-split, reverse stock-split, stock dividend, combination, recapitalization or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Options under the Plan such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Options so replaced. In any case, such substitution of securities shall not require the consent of any person who is granted Options pursuant to the Plan. Except as expressly provided herein, or in an Award Agreement, if the Company issues for consideration shares of stock of any class or securities convertible into shares of stock of any class, the issuance shall not affect, and no adjustment by reason thereof shall be required to be made with respect to the number or price of Shares subject to any Award.

(b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company other than as part of a Change of Control, each Award will terminate immediately prior to the consummation of such action, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.

(c) Change in Control. In the event of a Change in Control, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s shareholders or any Participant with respect to his or her outstanding Awards, take one or more of the following actions:

(i) arrange for or otherwise provide that each outstanding Award shall be assumed or a substantially similar award shall be substituted by a successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”);

(ii) accelerate the vesting of Awards so that Awards shall vest (and, to the extent applicable, become exercisable) as to the Shares that otherwise would have been unvested and provide that repurchase rights of the Company with respect to Shares issued upon exercise of an Award shall lapse as to the Shares subject to such repurchase right;

(iii) arrange or otherwise provide for the payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of outstanding Awards;

(iv) terminate upon the consummation of the transaction, provided that the Committee may in its sole discretion provide for vesting of all or some outstanding Awards in full as of a date immediately prior to consummation of the Change of Control. To the extent that an Award is not exercised prior to consummation of a transaction in which the Award is not being assumed or substituted, such Award shall terminate upon such consummation; or

(v) make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate, subject however to the terms of Section 14(a).

Notwithstanding the above, in the event a Participant holding an Award assumed or substituted by the Successor Corporation in a Change in Control is Involuntarily Terminated by the Successor Corporation in connection with, or within 12 months following consummation of, the Change in Control, then any assumed or substituted Award held by the terminated Participant at the time of termination shall accelerate and become fully vested (and exercisable in full in the case of Options), and any repurchase right applicable to any Shares shall lapse in full, unless an Award Agreement provides for a more restrictive acceleration or vesting schedule or more restrictive limitations on the lapse of repurchase rights or otherwise places additional restrictions, limitations and conditions on an Award. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the Participant’s termination, unless an Award Agreement provides otherwise.

(d) Certain Distributions. In the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Committee may, in its discretion, appropriately adjust the price per Share covered by each outstanding Award to reflect the effect of such distribution.

13. Time of Granting Awards.

The date of grant (“Grant Date”) of an Award shall be the date on which the Committee makes the determination granting such Award or such other date as is determined by the Committee and set forth in the Award Agreement, provided that in the case of an ISO, the Grant Date shall be the later of the date on which the Committee makes the determination granting such ISO or the date of commencement of the Participant’s employment relationship with the Company.

14. Modification of Awards and Substitution of Options.

(a) Modification, Extension, and Renewal of Awards. Within the limitations of the Plan, the Committee may modify an Award to accelerate the rate at which an Option may be exercised (including without limitation permitting an Option to be exercised in full without regard to the installment or vesting provisions of the applicable Award Agreement or whether the Option is at the time exercisable, to the extent it has not previously been exercised), to accelerate the vesting of any Award, to extend or renew outstanding Awards or to accept the cancellation of outstanding Awards to the extent not previously exercised. However, the Committee may not cancel an outstanding option that is underwater for the purpose of reissuing the option to the participant at a lower exercise price or granting a replacement award of a different type. Notwithstanding the foregoing provision, no modification of an outstanding Award shall materially and adversely affect such Participant’s rights thereunder, thereunder (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code), unless either (i) the Participant provides written consent or (ii) before a Change in Control the Committee determines in good faith that the modification is not materially adverse to the Participant.

(b) Substitution of Options. Notwithstanding any inconsistent provisions or limits under the Plan, in the event the Company or an Affiliate acquires (whether by purchase, merger or otherwise) all or substantially all of outstanding capital stock or assets of another corporation or in the event of any reorganization or other transaction qualifying under Section 424 of the Code, the Committee may, in accordance with the provisions of that Section, substitute Options for options under the plan of the acquired company provided (i) the excess of the aggregate fair market value of the shares subject to an option immediately after the substitution over the aggregate option price of such shares is not more than the similar excess immediately before such substitution and (ii) the new option does not give persons additional benefits, including any extension of the exercise period.

15. Term of Plan.

The Plan shall continue in effect for a term of ten (10) years from its effective date as determined under Section 19, unless the Plan is sooner terminated under Section 16.

16. Amendment and Termination of the Plan.

(a) Authority to Amend or Terminate. Subject to Applicable Laws, the Board may from time to time amend, alter, suspend, discontinue, or terminate the Plan; provided that any amendment to increase the annual restriction on the amount of Awards provided for in Section 3 shall subject to Shareholder approval.

(b) Effect of Amendment or Termination. No amendment, suspension, or termination of the Plan shall materially and adversely affect Awards already granted (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code) unless either it relates to an adjustment pursuant to Section 12, or modification pursuant to Section 14(a) above, or it is otherwise mutually agreed between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. Notwithstanding the foregoing, the Committee may amend the Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

17. Conditions Upon Issuance of Shares.

Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with Applicable Law, with such compliance determined by the Company in consultation with its legal counsel.

18. Reservation of Shares.

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19. Effective Date.

This Plan shall become effective on the date of its approval by the Board; provided that this Plan shall be submitted to the Company’s stockholders for approval, and if not approved by the stockholders in accordance with Applicable Laws (as determined by the Committee in its sole discretion) within one year from the date of approval by the Board, this Plan and any Awards shall be null, void, and of no force and effect. Awards granted under this Plan before approval of this Plan by the shareholders shall be granted subject to such approval, and no Shares shall be distributed before such approval.

20. Controlling Law.

All disputes relating to or arising from the Plan shall be governed by the internal substantive laws (and not the laws of conflicts of laws) of the State of Delaware, to the extent not preempted by United States federal law. If any provision of this Plan is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

21. Laws And Regulations.

(a) U.S. Securities Laws. This Plan, the grant of Awards, and the exercise of Options under this Plan, and the obligation of the Company to sell or deliver any of its securities (including, without limitation, Options, Restricted Shares, Restricted Share Units, Deferred Share Units, and Shares) under this Plan shall be subject to all Applicable Law. In the event that the Shares are not registered under the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws prior to the delivery of such Shares, the Company may require, as a condition to the issuance thereof, that the persons to whom Shares are to be issued represent and warrant in writing to the Company that such Shares are being acquired by him or her for investment for his or her own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Act, and a legend to that effect may be placed on the certificates representing the Shares.

(b) Other Jurisdictions. To facilitate the making of any grant of an Award under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Affiliate outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Company may adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures of particular countries. Without limiting the foregoing, the Company is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries. The Company may adopt sub-plans and establish escrow accounts and trusts as may be appropriate or applicable to particular locations and countries.

22. No Shareholder Rights. Neither a Participant nor any transferee of a Participant shall have any rights as a shareholder of the Company with respect to any Shares underlying any Award until the date of issuance of a share certificate to a Participant or a transferee of a Participant for such Shares in accordance with the Company’s governing instruments and Applicable Law. Prior to the issuance of Shares pursuant to an Award, a Participant shall not have the right to vote or to receive dividends or any other rights as a shareholder with respect to the Shares underlying the Award, notwithstanding its exercise in the case of Options. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the stock certificate is issued, except as otherwise specifically provided for in this Plan.

23. No Employment Rights. The Plan shall not confer upon any Participant any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way a Participant’s right or the Company’s right to terminate the Participant’s employment, service, or consulting relationship at any time, with or without Cause.

24. Termination, Rescission and Recapture of Awards. Notwithstanding any other provision of the Plan, but subject to any contrary terms set forth in any Award Agreement, this Section 24 shall only apply to a Participant who is, on the Award Date, an Employee of the Company or its Affiliates, and shall automatically cease to apply to any Participant from and after his or her termination of Continuous Service after a Change in Control.

(a) Each Award under the Plan is intended to align the Participant’s long-term interest with those of the Company. If the Participant engages in certain activities discussed below, either during employment or after employment with the Company terminates for any reason, the Participant is acting contrary to the long-term interests of the Company. Accordingly, except as otherwise expressly provided in the Award Agreement, the Company may terminate any outstanding, unexercised, unexpired, unpaid, or deferred Awards (“Termination”), rescind any exercise, payment or delivery pursuant to the Award (“Rescission”), or recapture any Common Stock (whether restricted or unrestricted) or proceeds from the Participant’s sale of Shares issued pursuant to the Award (“Recapture”), if the Participant does not comply with the conditions of subsections (b) and (c) hereof (collectively, the “Conditions”).

(b) A Participant shall not, without the Company’s prior written authorization, disclose to anyone outside the Company, or use in other than the Company’s business, any proprietary or confidential information or material, as those or other similar terms are used in any applicable patent, confidentiality, inventions, secrecy, or other agreement between the Participant and the Company with regard to any such proprietary or confidential information or material.

(c) Pursuant to any agreement between the Participant and the Company with regard to intellectual property (including but not limited to patents, trademarks, copyrights, trade secrets, inventions, developments, improvements, proprietary information, confidential business and personnel information), a Participant shall promptly disclose and assign to the Company or its designee all right, title, and interest in such intellectual property, and shall take all reasonable steps necessary to enable the Company to secure all right, title and interest in such intellectual property in the United States and in any foreign country.

(d) Upon exercise, payment, or delivery of cash or Common Stock pursuant to an Award, the Participant shall certify on a form acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan and, if a severance of Continuous Service has occurred for any reason, shall state the name and address of the Participant’s then-current employer or any entity for which the Participant performs business services and the Participant’s title, and shall identify any organization or business in which the Participant owns a greater-than-five-percent equity interest.

(e) If the Company determines, in its sole and absolute discretion, that (i) a Participant has violated any of the Conditions or (ii) during his or her Continuous Service, or within 2 years after its termination for any reason, a Participant (a) has rendered services to or otherwise directly or indirectly engaged in or assisted, any organization or business that, in the judgment of the Company in its sole and absolute discretion, is or is working to become competitive with the Company; (b) has solicited any non-administrative employee of the Company to terminate employment with the Company; or (c) has engaged in activities which are materially prejudicial to or in conflict with the interests of the Company, including any breaches of fiduciary duty or the duty of loyalty, then the Company may, in its sole and absolute discretion, impose a Termination, Rescission, and/or Recapture with respect to any or all of the Participant’s relevant Awards, Shares, and the proceeds thereof.

(f) Within ten days after receiving notice from the Company of any such activity, the Participant shall deliver to the Company the Shares acquired pursuant to the Award, or, if Participant has sold the Shares, the gain realized, or payment received as a result of the rescinded exercise, payment, or delivery; provided, that if the Participant returns Shares that the Participant purchased pursuant to the exercise of an Option (or the gains realized from the sale of such Common Stock), the Company shall promptly refund the exercise price, without earnings, that the Participant paid for the Shares. Any payment by the Participant to the Company pursuant to this Section 24 shall be made either in cash or by returning to the Company the number of Shares that the Participant received in connection with the rescinded exercise, payment, or delivery. It shall not be a basis for Termination, Rescission or Recapture if after termination of a Participant’s Continuous Service, the Participant purchases, as an investment or otherwise, stock or other securities of such an organization or business, so long as (i) such stock or other securities are listed upon a recognized securities exchange or traded over-the-counter, and (ii) such investment does not represent more than a five percent (5%) equity interest in the organization or business.

(g) Notwithstanding the foregoing provisions of this Section, the Company has sole and absolute discretion not to require Termination, Rescission and/or Recapture, and its determination not to require Termination, Rescission and/or Recapture with respect to any particular act by a particular Participant or Award shall not in any way reduce or eliminate the Company’s authority to require Termination, Rescission and/or Recapture with respect to any other act or Participant or Award. Nothing in this Section shall be construed to impose obligations on the Participant to refrain from engaging in lawful competition with the Company after the termination of employment that does not violate subsections (b) or (c) of this Section, other than any obligations that are part of any separate agreement between the Company and the Participant or that arise under applicable law.

(h) All administrative and discretionary authority given to the Company under this Section shall be exercised by the most senior human resources executive of the Company or such other person or committee (including without limitation the Committee) as the Committee may designate from time to time.

(i) Notwithstanding any provision of this Section, if any provision of this Section is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Section is illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law.

Biomarin Pharmaceutical Inc.

SHARE INCENTIVE PLAN

Appendix A: Definitions

As used in the Plan, the following definitions shall apply:

“Affiliate” means, with respect to any Person (as defined below), any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Law” means the legal requirements relating to the administration of options and share-based plans under applicable U.S. federal and state laws, the Code, any applicable stock exchange or automated quotation system rules or regulations, and the applicable laws of any other country or jurisdiction where Awards are granted, as such laws, rules, regulations and requirements shall be in place from time to time.

“Award” means any award made pursuant to the Plan, including awards made in the form of an Option, a Restricted Share, a Restricted Share Unit, an Unrestricted Share, a Deferred Share Unit, and a Performance Award, or any combination thereof, whether alternative or cumulative, authorized by and granted under this Plan.

“Award Agreement” means any written document setting forth the terms of an Award that has been authorized by the Committee. The Committee shall determine the form or forms of documents to be used, and may change them from time to time for any reason.

“Board” means the Board of Directors of the Company.

“Cause” for termination of a Participant’s Continuous Service will have the meaning set forth in any unexpired employment agreement between the Company and the Participant. In the absence of such an agreement, “Cause” will exist if the Participant is terminated from employment or other service with the Company or an Affiliate for any of the following reasons: (i) the Participant’s willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a material Company policy; (ii) the Participant’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iii) the Participant’s material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful and material breach of any of his or her obligations under any written agreement or covenant with the Company.

The Committee shall in its discretion determine whether or not a Participant is being terminated for Cause. The Committee’s determination shall, unless arbitrary and capricious, be final and binding on the Participant, the Company, and all other affected persons. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” will be interpreted herein to include any Affiliate or successor thereto, if appropriate.

“Change in Control” means any of the following:

(i) Acquisition of Controlling Interest. Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities. In applying the preceding sentence, (i) securities acquired directly from the Company or its Affiliates by or for the Person shall not be taken into account, and (ii) an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be Change of Control, as reasonably determined by the Board.

(ii) Change in Board Control. During a consecutive 2-year period commencing after the date of adoption of this Plan, individuals who constituted the Board at the beginning of the period (or their approved replacements, as defined in the next sentence) cease for any reason to constitute a majority of the Board. A new Director shall be considered an “approved replacement” Director if his or her election (or nomination for election) was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or were themselves approved replacement Directors, but in either case excluding any Director whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board.

(iii) Merger. The Company consummates a merger, or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities.

(iv) Sale of Assets. The stockholders of the Company approve an agreement for the sale or disposition by the Company of all, or substantially all, of the Company’s assets.

(v) Liquidation or Dissolution. The stockholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 4 above. With respect to any decision involving an Award intended to satisfy the requirements of Section 162(m) of the Code, the Committee shall consist of two or more Directors of the Company who are “outside directors” within the meaning of Section 162(m) of the Code. With respect to any decision relating to a Reporting Person, the Committee shall consist of two or more Directors who are disinterested within the meaning of Rule 16b-3.

“Company” means BioMarin Pharmaceutical Inc., a Delaware corporation; provided, however, that in the event the Company reincorporates to another jurisdiction, all references to the term “Company” shall refer to the Company in such new jurisdiction.

“Consultant” means any person, including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services.

“Continuous Service” means the absence of any interruption or termination of service as an Employee, Director, or Consultant. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (iv) changes in status from Director to advisory director or emeritus status; or (iv) in the case of transfers between locations of the Company or between the Company, its Affiliates or their respective successors. Changes in status between service as an Employee, Director, and a Consultant will not constitute an interruption of Continuous Service.

“Deferred Share Units” mean Awards pursuant to Section 8.

“Director” means a member of the Board, or a member of the board of directors of an Affiliate.

“Disabled” means a condition under which a Participant

(a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, received income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Company.

“Eligible Person” means any Consultant, Director or Employee and includes non-Employees to whom an offer of employment has been extended.

“Employee” means any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes, whether or not that classification is correct. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date (the “Determination Date”) means: (i) the closing price of a Share on the New York Stock Exchange or the American Stock Exchange (collectively, the “Exchange”), on the Determination Date, or, if shares were not traded on the Determination Date, then on the nearest preceding trading day during which a sale occurred; or (ii) if such stock is not traded on the Exchange but is quoted on NASDAQ or a successor quotation system, (A) the last sales price (if the stock is then listed as a National Market Issue under The Nasdaq National Market System) or (B) the mean between the closing representative bid and asked prices (in all other cases) for the stock on the Determination Date as reported by NASDAQ or such successor quotation system; or (iii) if such stock is not traded on the Exchange or quoted on NASDAQ but is otherwise traded in the over-the-counter, the mean between the representative bid and asked prices on the Determination Date; or (iv) if subsections (i)-(iii) do not apply, the fair market value established in good faith by the Board.

“Grant Date” has the meaning set forth in Section 13.

“Incentive Share Option or ISO” hereinafter means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.

“Involuntary Termination” means termination of a Participant’s Continuous Service under the following circumstances occurring on or after a Change in Control: (i) termination without Cause by the Company or an Affiliate or successor thereto, as appropriate; or (ii) voluntary termination by the Participant within 60 days following (A) a material reduction in the Participant’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities; (B) an involuntary relocation of the Participant’s work site to a facility or location more than 50 miles from the Participant’s principal work site at the time of the Change in Control; or (C) a material reduction in Participant’s total compensation other than as part of an reduction by the same percentage amount in the compensation of all other similarly-situated Employees, Directors or Consultants.

“Non-ISO” means an Option not intended to qualify as an ISO, as designated in the applicable Award Agreement.

“Option” means any stock option granted pursuant to Section 6.

“Participant” means any holder of one or more Awards, or the Shares issuable or issued upon exercise of such Awards, under the Plan.

“Performance Awards” mean Performance Units and Performance Compensation Awards granted pursuant to Section 9.

“Performance Compensation Awards” mean Awards granted pursuant to Section 9(b).

“Performance Unit” means Awards granted pursuant to Section 9(a), which may be paid in cash, in Shares, or such combination of cash and Shares as the Committee in its sole discretion shall determine.

“Person” means any natural person, association, trust, business trust, cooperative, corporation, general partnership, joint venture, joint-stock company, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization or organizational entity.

“Plan” means this BioMarin Pharmaceutical Inc. 2006 Share Incentive Plan.

“Reporting Person” means an officer, Director, or greater than ten percent shareholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

“Restricted Shares” mean Shares subject to restrictions imposed pursuant to Section 7.

“Restricted Share Units” mean Awards pursuant to Section 7.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

“Separation from Service” has the meaning set forth in Section 9 of the Plan.

“Share” means a share of common stock of the Company, as adjusted in accordance with Section 12.

“Ten Percent Holder” means a person who owns stock representing more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any Affiliate.

“Unrestricted Shares” mean Shares awarded pursuant to Section 7.

BIOMARIN PHARMACEUTICAL INC.

2006 SHARE INCENTIVE PLAN

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K Wrap is/are available at www.proxyvote.com.

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FORM OF PROXY
BIOMARIN PHARMACEUTICAL INC.
ANNUAL MEETING OF STOCKHOLDERS

May 12, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

BIOMARIN PHARMACEUTICAL INC.

The undersigned stockholder of BioMarin Pharmaceutical Inc., a Delaware corporation (“BioMarin” or the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated April 1, 2010, and hereby appoints Jean- Jacques Bienaimé, Jeffrey Cooper and G. Eric Davis, or any of them, as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of the stockholders of BioMarin to be held on May 12, 2010 at the Inn Marin hotel, 250 Entrada Drive, Novato CA 94949 at 9:00 a.m., (Pacific Daylight Time) (the “Annual Meeting”), and at any adjournment or postponement thereof, and to vote all shares of common stock of BioMarin, which the undersigned would be entitled to vote, if then and there personally present, at the Annual Meeting on the matters set forth on the reverse side and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

(PLEASE DATE AND SIGN ON REVERSE SIDE)

VOTE BY INTERNET - www.proxyvote.com
BIOMARIN PHARMACEUTICAL INC. 105 DIGITAL DR. NOVATO, CA 94949

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS     PROXY     CARD     IS     VALID     ONLY     WHEN     SIGNED     AND     DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01	Jean-Jacques Bienaimé 02 Miachael Grey 03 Elaine J. Heron 04 Pierre Lapalme 05 V. Bryan Lawlis
06	Alan Lewis 07 Richard Meier
The Board of Directors recommends you vote FOR the following proposal(s):						For	Against	Abstain

2	To approve an amendment and restatement of the Company’s 2006 Share Incentive Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under the plan by 8,000,000 shares and to make certain other modifications.					☐	☐	☐

3	To ratify the selection of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2010.					☐	☐	☐

Biomarin’s Board of Directors recommends a vote

FOR Proposals 1, 2 and 3. If not otherwise directed,

this proxy will be voted FOR Proposals 1, 2 and 3 and

according to the discretion of the proxy holders for

any other matters that may properly come before the

meeting or any postponement or adjournment

thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney,

executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date